The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the attached prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 21, 2008

PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated May 21, 2008)
Filed pursuant to Rule 424(b)(5)
Registration No. 333-142346

Carrizo Oil & Gas, Inc.

$275,000,000
% Convertible Senior Notes due 2028

We are offering $275,000,000 principal amount of     % Convertible Senior Notes due 2028 (the “notes”). The notes will be our unsecured obligations and will rank equally with all of our future unsecured senior debt. The notes will not initially be guaranteed by our subsidiaries.

We will pay cash interest on the notes at an annual rate of     %. Interest on the notes is payable on June 1 and December 1 of each year, beginning December 1, 2008.

The notes will mature on June 1, 2028. We may redeem some or all of the notes for cash on or after June 1, 2013 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest to, but excluding, the redemption date.

Holders of the notes will have the right to require us to repurchase their notes on June 1, 2013, 2018 and 2023, or upon a fundamental change, in each case as further described in this prospectus supplement, at a repurchase price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date.

The notes will be convertible in certain circumstances into cash and, if applicable, a number of shares of our common stock determined as described in this prospectus supplement. The initial conversion rate of the notes is           , equivalent to a conversion price per common share of approximately $     . These initial conversion rates are subject to adjustment upon the occurrence of certain corporate events but not for accrued interest. In addition, if certain fundamental changes occur on or before June 1, 2013, we will in some cases increase the conversion rate for a holder electing to convert notes in connection with such fundamental change.

Holders may convert their notes only under the following circumstances: (1) during any calendar quarter after June 30, 2008 if the last reported sale price of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price, (2) during the five business days after any five consecutive trading day period on which the trading price per $1,000 principal amount of the notes is equal to or less than 97% of the conversion value of such notes on each such day as described herein, (3) during specified periods if specified distributions to holders of our common stock are made or specified corporate transactions occur, (4) prior to the close of business on the business day preceding the redemption date if the notes are called for redemption or (5) on or after March 31, 2028 and prior to the close of business on the business day prior to the stated maturity of the notes. Upon conversion, we will deliver, in lieu of shares of our common stock, cash up to the aggregate principal amount of notes to be converted and shares of our common stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CRZO.” The last reported sale price of our common stock on May 20, 2008 was $74.54 per share.

We do not intend to apply to list the notes on any securities exchange or include them in any automated quotation system.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-6 of this prospectus supplement and on page 2 of the accompanying prospectus.

	Per Note		Total

Price to Public		%	$
Underwriting Discount		%	$
Proceeds to Company		%	$

We expect that delivery of the notes will be made in book entry form on          , 2008. The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from          , 2008 and must be paid by the purchasers if the notes are delivered after          , 2008.

The underwriters have a 30-day option to purchase a maximum of $41,250,000 additional principal amount of the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Joint Bookrunners

Credit Suisse	RBC Capital Markets

JPMorgan	UBS Investment Bank

, 2008.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. We refer to the prospectus supplement and the accompanying prospectus, taken together, as “the prospectus.”

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as of its date.

You should rely only on the information contained or incorporated by reference in this prospectus or in any free writing prospectus made available by us. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover of this prospectus supplement or the accompanying prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

i

FORWARD-LOOKING STATEMENTS

This prospectus, including the attachments and the documents incorporated by reference herein, contains statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding:

•	our growth strategies;

•	our ability to explore for and develop natural gas and oil resources successfully and economically;

•	our estimates of the timing and number of wells we expect to drill and other exploration activities;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and our ability to finance our exploration and development activities;

•	our capital expenditure program;

•	future market conditions in the oil and gas industry;

•	use of proceeds;

•	changes to our credit facility borrowing base;

•	our ability to make and integrate acquisitions; and

•	the impact of governmental regulation.

You generally can identify our forward-looking statements by the words “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “scheduled,” “should,” or other similar words. Such statements involve risks and uncertainties, including, but not limited to, those relating to our dependence on our exploratory drilling activities, the volatility of oil and natural gas prices, the need to replace reserves depleted by production, operating risks of oil and natural gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, risks relating to our limited operating history in certain geographic areas, technological changes, our significant capital requirements, the potential impact of government regulations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, availability of equipment, weather, availability of financing, ability to obtain permits, the results of audits and assessments, satisfaction of closing conditions, actions by our lenders and other factors detailed in this prospectus and in our filings with the SEC.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and in other sections of this prospectus supplement and the accompanying prospectus and described under “Risk Factors” and elsewhere in the documents that we incorporate by reference into this prospectus supplement and the accompanying prospectus, including our annual report on Form 10-K for the fiscal year ended December 31, 2007 and in our other reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update any forward-looking statement.

PROSPECTUS SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus includes specific terms of the offering and information about our business and financial data. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus before making an investment decision.

In this prospectus supplement and the accompanying prospectus, references to “Carrizo,” the “Company,” “we” and “us” refer to Carrizo Oil & Gas, Inc. and its subsidiaries, except when used in “Description of the Notes” and “— The Offering” or unless the context requires otherwise. When we use these terms in “Description of the Notes” and “— The Offering,” we mean Carrizo Oil & Gas, Inc. only, unless we indicate or the context requires otherwise.

Carrizo Oil & Gas, Inc.

We are an independent energy company engaged in the exploration, development and production of natural gas and oil. Our current operations are focused in proven, producing natural gas and oil geologic trends in the Barnett Shale area in North Texas and along the onshore Gulf Coast area in Texas and Louisiana, primarily in the Miocene, Wilcox, Frio and Vicksburg trends. Our other interests include properties in the U.K. North Sea, East Texas and acreage in shale plays in the Barnett/Woodford in West Texas/New Mexico, the Floyd/Neal in Mississippi, the Fayetteville in Arkansas, the western New Albany in Kentucky/Illinois and the Marcellus Shale in Pennsylvania/New York/West Virginia and the Gulf of Mexico. We also have a coalbed methane investment in the Rocky Mountains through our ownership of common stock of Pinnacle Gas Resources, Inc. (Nasdaq National Market: “PINN”) and through direct operations.

Our executive offices are located at 1000 Louisiana, Suite 1500, Houston, Texas 77002, and our telephone number is (713) 328-1000.

Recent Developments

Our Board of Directors has approved an increase in our capital budget from $300 million to $420 million if we successfully complete this offering.

The increase in our capital budget will principally be allocated to three areas:

•	acquisition of additional acreage in the Barnett Shale, primarily in southeast Tarrant County;

•	increased drilling in the Barnett Shale area of the Fort Worth Basin; and

•	acquisition of additional acreage in the Marcellus Shale in Pennsylvania and New York, where we have recently expanded our acreage position to approximately 32,000 net acres.

THE OFFERING

Issuer	Carrizo Oil & Gas, Inc.

Notes Offered	$275,000,000 aggregate principal amount of % convertible senior notes due 2028. We have also granted the underwriters an option to purchase up to $41,250,000 aggregate principal amount of notes within the 30-day period commencing on and including the date of this prospectus supplement.

Issue Price	% of the principal amount of the notes, plus accrued interest, if any.

Maturity Date	June 1, 2028

Ranking	The notes will rank equally with all of our existing and future unsecured, unsubordinated debt and senior to any future subordinated debt. The notes will be effectively subordinated to all of our secured debt (including under our credit facility) and existing and future indebtedness of our subsidiaries unless they become guarantors as provided below.

Subsidiary Guarantees	The notes will not initially be guaranteed by any of our subsidiaries; however, any subsidiary that, in the future, guarantees certain of our debt securities will be required to guarantee the notes on a similar basis.

Interest Payment Dates	June 1 and December 1 of each year, beginning December 1, 2008.

Conversion Rights	Holders may convert their notes at the applicable conversion rate for cash, and, if applicable, common stock, as described below under “— Conversion Settlement,” if any of the following conditions is satisfied:

• during any calendar quarter commencing after June 30, 2008, and only during such calendar quarter, if for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter, the last reported sale price of our common stock is more than 130% of the conversion price for the notes on the last trading day of such preceding calendar quarter;

• prior to the stated maturity, during the five consecutive business-day period following any five consecutive trading-day period on which the trading price per $1,000 principal amount of notes is equal to or less than 97% of the conversion value of the notes on each such day;

• during specified periods upon the occurrence of specified distributions to holders of our common stock or specified corporate transactions described under “Description of the Notes — Conversion Events — Conversion Upon Occurrence of Specified Corporate Transactions”;

• if the notes have been called for redemption, at any time prior to the close of business on the business day immediately preceding the redemption date; or

• at any time on or after March 31, 2028 until the close of business on the business day prior to the stated maturity of the notes.

Conversion Rate	Initially, the conversion rate will be , subject to adjustment as described below.

Conversion Settlement	For each $1,000 principal amount of notes surrendered for conversion, we will deliver cash and shares of common stock, if any, equal to the sum of the daily settlement amounts, as defined below, for each of the 20 trading days during the related conversion period (as defined in “Description of the Notes — Conversion Rights — Settlement Upon Conversion”).

The “daily settlement amount,” for each of the 20 trading days during the conversion period consists of:

• an amount in cash equal to the lesser of $50.00 and the daily conversion value relating to such day; and

• to the extent such daily conversion value exceeds $50.00, the daily share amount (as defined in “Description of the Notes — Conversion Rights — Settlement Upon Conversion”) for such day.

The “daily conversion value” means, for each trading day, the amount equal to one-twentieth of the product of (A) the VWAP price (as defined herein) per common share for such day and (B) the conversion rate.

Upon conversion of the notes, no holder will be entitled to any actual payment or adjustment on account of accrued and unpaid interest, if any (unless such conversion occurs between a regular record date and the interest payment date to which it relates, in which case the holder must pay us an amount equal to the interest payment, subject to specified exceptions).

Adjustments to Conversion Rate	We will adjust the conversion rate of the notes in the following circumstances:

If you elect to convert your notes in connection with a corporate transaction that constitutes a “fundamental change,” we will increase the conversion rate by a number of shares of common stock if such transaction occurs on or before June 1, 2013. Conversion “in connection with a corporate transaction” means any conversion in respect of which the conversion notice is delivered at any time during the period from and including the effective date of the corporate transaction (or, in the case of certain transactions, the day that is 15 days prior to the anticipated effective date of such transaction) until, and including, the later of (1) the close of business on the business day immediately preceding the fundamental change repurchase date and (2) 30 days after the effective date of the transaction.

We will also adjust the conversion rate under certain circumstances described below under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments,” including upon the payment of cash dividends or distributions of certain other rights to holders of our common stock.

Redemption of the Notes at Our Option	We may redeem the notes, in whole or in part, for cash at any time on or after June 1, 2013, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, up to but not including the date of redemption. See “Description of the Notes — Redemption of Notes at Our Option.”

Repurchase of the Notes at the Option of the Holder	Holders of the notes will have the right to require us to repurchase all or a portion of their notes on each of June 1, 2013, 2018 and 2023, or upon a fundamental change, as described in this prospectus supplement.

In each case, the notes will be repurchased at a price in cash equal to 100% of the principal amount of the notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the repurchase date. See “Description of the Notes — Purchase of Notes by Us at the Option of the Holder” and “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.”

Use of Proceeds	We intend to use the estimated $268.8 million of net proceeds (or approximately $309.1 million if the underwriters exercise their option to purchase additional notes in full) from this offering to repay in full the outstanding borrowings under our second lien credit facility, including loans made by affiliates of the underwriters, and to fund, in part, our capital expenditure program for 2008, including our drilling and land acquisition programs in the Barnett Shale, Marcellus Shale and elsewhere, and for other corporate purposes. Pending the partial funding of our capital expenditure program, we intend to use the remaining net proceeds to repay borrowings under our revolving credit facility, including loans made by affiliates of certain of the underwriters.

Global Notes	The notes will be evidenced by one or more global notes deposited with the trustee as custodian for The Depository Trust Company (“DTC”). The global notes will be registered in the name of Cede & Co., as DTC’s nominee.

Material U.S. Federal Income and Estate Tax Considerations	You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes and the common stock into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Material U.S. Federal Income and Estate Tax Considerations.”

Risk Factors	We urge you to consider carefully the risks described under “Risk Factors” beginning on page S-6 in this prospectus supplement and on page 2 of the accompanying prospectus and under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2007, which are included or incorporated by reference in this prospectus supplement or the accompanying prospectus, before making an investment decision.

No Listing of the Notes	We do not intend to apply to list the notes on any securities exchange or include them in any automated quotation system. Our common stock is listed for trading on the Nasdaq Global Select Market under the ticker symbol “CRZO.”

RISK FACTORS

You should consider carefully the risks discussed below as well as those described under “Risk Factors” in the accompanying prospectus and in our annual report on Form 10-K for the year ended December 31, 2007 and in our other filings with the SEC before making a decision whether to invest in our common stock. Additional risks and uncertainties described elsewhere in this prospectus or in the documents incorporated by reference in this prospectus may also adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our common stock.

Risks Related to the Notes

Our corporate structure results in structural subordination and may affect our ability to make payments on the notes.

The notes are obligations exclusively of Carrizo Oil & Gas, Inc., and our existing and future subsidiaries will not initially guarantee the notes. A substantial portion of our operations is conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, depends on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by our subsidiaries to us. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain from our subsidiaries the cash we need to pay our debt service obligations, including payments on the notes. In addition, because none of our subsidiaries will initially guarantee the notes, holders of the notes will have a junior position to the claims of creditors and securityholders of our subsidiaries on their assets and earnings.

We may not have the funds necessary to finance a repurchase required by the indenture in the event of a fundamental change or at the option of a holder of notes.

Upon the occurrence of specific fundamental change events and on specified repurchase dates, holders of notes will have the right to require us to repurchase their notes in cash. However, it is possible that we will not have sufficient funds at such time to make the required repurchase of notes or that restrictions in our credit agreements or other indebtedness will not allow such repurchases. Our failure to purchase all validly tendered notes would constitute an event of default under the indenture under which the notes are issued and may also constitute a cross-default on other indebtedness existing at that time. See “Description of the Notes — Purchase of Notes by Us at the Option of the Holder” and “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.”

The conditional conversion feature of the notes may prevent the conversion of notes prior to March 31, 2028.

Holders may, at their option, convert their notes if certain conditions are satisfied, including if the last reported sale price of our common stock reaches a specified threshold over a specified time period, if the trading price of the notes is below a specified threshold for a specified time period or if certain specified transactions or events occur and then only at prescribed times. See “Description of the Notes — Conversion Events” in this prospectus supplement. If these conditions are not met, holders of notes will not be able to convert their notes prior to March 31, 2028, and therefore may not be able to receive the value of the consideration into which the notes would otherwise be convertible.

The accounting method for convertible debt securities with net share settlement, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Staff Position No. APB 14-a, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement). Under this new staff position for convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion, an entity must separately account for the liability and equity components of the instrument in a manner that reflects the issuer’s economic interest cost. The effect of the staff position on the accounting for the notes is that the equity component would be included in the paid-in-capital section of shareholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. The staff position is effective for fiscal years beginning after December 15, 2008, and for interim periods within those fiscal years, with retrospective application required. Early adoption is not permitted. As a result, we will be required to record a greater amount of non-cash interest expense in current and prior periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We may report lower net income in our financial results because the staff position will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest. We are currently evaluating the staff position, which could adversely affect our reported or future financial results, the trading price of our common stock and the trading price of the notes.

The make-whole premium that may be payable upon a fundamental change may not adequately compensate you for the lost value of your notes as a result of such fundamental change.

If you convert notes in connection with a fundamental change, we may be required to issue a make-whole premium by increasing the conversion rate applicable to your notes, as described under “Description of the Notes — Conversion Rights — Make-Whole Amount.” The increase to the conversion rate for notes converted in connection with a fundamental change may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price of our common stock for purposes of the make-whole premium is greater than $      per share or less than $      per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate. Moreover, in no event will the total number of shares of common stock issuable upon conversion as a result of this adjustment exceed           per $1,000 principal amount of notes, subject to adjustments in the same manner as the conversion rates as set forth under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” In addition, our obligation to deliver the make-whole premium could be subject to general principles of reasonableness of economic remedies, which could in turn affect the enforceability of this obligation.

Because your right to require repurchase of the notes is limited, the market price of the notes may decline if we enter into a transaction that is not a fundamental change under the indenture.

Our obligation to repurchase the notes upon a fundamental change may not preserve the value of the notes because the term “fundamental change” is limited and may not include every event that might cause the market price of the notes to decline or result in a downgrade of our credit ratings. We may enter into a highly leveraged transaction, reorganization, merger or similar transaction that is not a fundamental change under the indenture. In addition, such transactions could negatively affect the liquidity, value or volatility of our common stock, thereby negatively affecting the value of the notes. See “Description of the Notes — Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.”

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events including, but not limited to, certain dividends or distributions on our common stock, subdivisions or combinations of our common stock, the issuance of certain rights or warrants, certain distributions of capital stock, evidences of debt or other assets to holders of our common stock and certain purchases of common stock in tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events that may adversely affect the trading price of the notes and our common stock. An event that adversely affects the value of the notes may not result in an adjustment to the conversion rate.

A holder of notes will not be entitled to any rights with respect to our common stock, but will be subject to all changes made with respect to our common stock.

If you hold notes, you are not entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, if any), but you are subject to all changes affecting the common stock. You will only be entitled to rights on the common stock if and when we deliver any shares of common stock to you upon conversion of your notes and in limited cases under the adjustments to the conversion rate. For example, in the event that an amendment is proposed to our articles of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to delivery of any common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the rights of our common stock. Similarly, the record date for determining the shareholders of record entitled to vote at our 2008 annual meeting of shareholders already has occurred, so you will not be entitled to vote at that meeting even if you convert your notes into common stock prior to the annual meeting date.

Upon conversion of the notes, you may receive less proceeds than expected because the value of our common stock may decline after you exercise your conversion right.

Under the notes, a converting holder will be exposed to fluctuations in the value of our common stock during the period from the date such holder tenders notes for conversion until the date we settle our conversion obligation. Under the notes, the conversion value of your notes will be in part determined by the VWAP price of our common stock for each trading day in a 20-day trading period. As described under “Description of the Notes — Conversion Rights — Settlement Upon Conversion,” this period may begin after the date on which your notes are tendered for conversion. Accordingly, the conversion value you receive may be adversely affected by subsequent changes in the trading price of our common stock. Upon conversion of the notes, we will satisfy our conversion obligation with respect to the principal amount of the notes in cash, with any remaining amounts to be satisfied in our common stock. Therefore, holders of the notes may not receive any shares of common stock or may receive fewer shares than the conversion value of the notes.

The market price of our common stock may be volatile or may decline, which could cause the value of your notes to decline.

The notes are convertible based on the VWAP price of our common stock on each trading day in the conversion period, and therefore we expect that the trading price of our common stock will significantly affect the trading price of the notes. The market price of our common stock has historically experienced and continues to experience high volatility, and the broader stock market has experienced significant price and volume fluctuations in recent years. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the price of our common stock. Any of the following factors could affect the price of our common stock:

•	demand for oil and natural gas;

•	the success of our drilling program;

•	changes in our drilling schedule;

•	adjustments to our reserve estimates and differences between actual and estimated production, revenue and expenditures;

•	changes in oil and natural gas prices;

•	competition from other oil and gas companies;

•	governmental regulations and environmental risks;

•	general market, political and economic conditions;

•	our failure to meet financial analysts’ performance expectations;

•	changes in recommendations by financial analysts; and

•	changes in market valuations of other companies in our industry.

The price of our common stock also could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage activity that could develop involving our common stock as a result of the issuance of the notes. The hedging or arbitrage could, in turn, affect the trading price of the notes.

Many of the risks described elsewhere in “Risk Factors” in this prospectus supplement and the accompanying prospectus and in the “Risk Factors” sections of the documents incorporated by reference into this prospectus supplement also could materially and adversely affect our share price and therefore the trading price of the notes.

The notes are not protected by restrictive covenants.

The indenture provisions applicable to the notes do not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. In light of the absence of any of the foregoing restrictions, we may conduct our businesses in a manner that may cause the market price of the notes and our common stock to decline or otherwise restrict or impair our ability to pay amounts due on the notes.

No market currently exists for the notes, and an active trading market for the notes may not develop.

The notes comprise a new issue of securities for which there is currently no public market. If the notes are traded after their initial issuance, they may trade at a discount from their initial public offering price, depending on prevailing interest rates, the market for similar securities, the price and volatility of our common stock, our performance and other factors. To the extent that an active trading market for the notes does not develop, the liquidity and trading prices for the notes may be harmed. Thus, you may not be able to liquidate your investment rapidly, and your lenders may not readily accept the notes as collateral for loans.

You may have to pay taxes with respect to some distributions on our common stock that result in adjustments to the conversion rate.

The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to holders of our common stock, such as a cash dividend, you may be required to include an amount in income for U.S. Federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. If you are a “non-U.S. holder” (as defined in “Material U.S. Federal Income and Estate Tax Considerations”), any such deemed dividend would be subject to U.S. federal withholding tax at a 30% rate or such lower rate as may be prescribed by an applicable tax treaty. Any such withholding tax on a deemed dividend may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to the non-U.S. holder. See “Material U.S. Federal Income and Estate Tax Considerations.”

USE OF PROCEEDS

We estimate that our net proceeds from this offering, after deducting underwriting discounts and commissions but before paying offering expenses, will be approximately $268.8 million (or $309.1 million, assuming full exercise of the underwriters’ option to purchase additional notes). We expect to use approximately $221.0 million of these proceeds to repay in full all outstanding amounts under our second lien facility, together with associated prepayment penalties. As of May 19, 2008, approximately $219.9 million principal amount was outstanding under our second lien facility. This facility currently bears interest at a weighted average rate of approximately 7.4%, excluding the effect of interest rate swaps, and matures on July 21, 2010. We expect to use the remaining net proceeds, including any proceeds from the exercise of the underwriters’ option to purchase additional notes, to fund, in part, our increased capital expenditure program for 2008, including our drilling and land acquisition programs in the Barnett Shale, the Marcellus Shale and elsewhere, and for other corporate purposes. Pending the partial funding of our capital expenditure program, we intend to use the remaining net proceeds to repay borrowings under our revolving credit facility that matures on May 25, 2010. As of May 19, 2008, $70.0 million principal amount, bearing interest at a weighted average rate of 4.5%, was outstanding under our revolving credit facility. We originally borrowed this amount to fund our drilling and land acquisition program. Affiliates of certain of the underwriters are lenders under our second lien facility and our revolving credit facility, and, as such, will receive a portion of the proceeds from this offering. See “Underwriting.”

CAPITALIZATION

The following table sets forth our unaudited cash and capitalization as of March 31, 2008:

•	on an actual basis; and

•	on an as-adjusted basis to give effect to the sale of $275,000,000 principal amount of notes in this offering and the application of the net proceeds as set forth under the heading “Use of Proceeds.”

You should read this table in conjunction with our consolidated financial statements and related notes and the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our annual report on Form 10-K for the year ended December 31, 2007 and our quarterly report on Form 10-Q (as amended by our report on Form 10-Q/A) for the quarter ended March 31, 2008 that are incorporated by reference in this prospectus supplement.

	Actual	As Adjusted
	(Dollars in millions)

Cash and cash equivalents	$24,769	$72,269

Long-term debt(1):
Senior secured revolving credit facility(2)	—	—
Second lien credit facility	219,938	—
% Convertible Senior Notes due 2028 offered hereby	—	275,000

Total long-term debt	$219,938	$275,000
Stockholders’ equity:
Common stock ($0.01 par value; 40,000,000 shares authorized; 30,620,000 issued and outstanding)	306	306
Additional paid-in capital	381,922	381,922
Retained earnings	60,048	56,231
Accumulated other comprehensive income, net of tax	2,229	2,229
Unearned compensation — restricted stock	(5,544)	(5,544)

Total stockholders’ equity	$438,961	$435,144

Total capitalization	$658,899	$710,149

(1)	Includes current maturities.

(2)	As of May 19, 2008, we had approximately $70.0 million of borrowings outstanding under our revolving credit facility. We intend to use a portion of the net proceeds from the offering to repay a portion of these borrowings.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

The following table presents our historical ratio of earnings to fixed charges and historical ratio of earnings to combined fixed charges and preferred stock dividends for the three-month period ended March 31, 2008 and for each of the years in the five-year period ended December 31, 2007.

For purposes of this table, “earnings” consist of income before income taxes, extraordinary items and cumulative effect of accounting changes, plus fixed charges (excluding capitalized interest, but including amortization of amounts previously capitalized). “Fixed charges” consist of interest (including capitalized interest) on all debt, amortization of debt discounts and expenses incurred on issuance, and an estimate of the interest within rental expense.

	Three Months
	Ended
	March 31,		Year Ended December 31,
	2008		2007	2006	2005	2004	2003

Ratio of Earnings to Fixed Charges	—	(1)	1.49	1.97	2.11	5.18	4.40
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	(1)	1.49	1.97	2.11	4.72	3.53

(1)	Earnings for the quarter ended March 31, 2008 were insufficient to cover fixed charges by $5.1 million due to non-cash charges of $29.1 million associated with changes to the mark-to-market value of outstanding oil and natural gas derivatives and interest rate swaps.

PRICE RANGE OF COMMON STOCK

On May 19, 2008, we had 30,635,383 shares of common stock outstanding, held of record by approximately 124 holders. Our common stock is listed on the Nasdaq Global Select Market under the symbol “CRZO.”

The closing price of our common stock on May 20, 2008 as reported on the Nasdaq Global Select Market was $74.54 per share. The following table shows the high and low intraday sales prices of our common stock during 2006, 2007, the first quarter of 2008 and the second quarter of 2008 through May 19, 2008.

	High	Low

2006
1st Quarter	$29.70	$21.57
2nd Quarter	32.95	24.99
3rd Quarter	32.42	24.31
4th Quarter	33.94	23.08

2007
1st Quarter	35.58	25.54
2nd Quarter	47.70	34.44
3rd Quarter	46.23	34.51
4th Quarter	57.38	43.90

2008
1st Quarter	62.47	43.11
2nd Quarter (through May 20, 2008)	76.30	58.26

DESCRIPTION OF OTHER INDEBTEDNESS

Second Lien Credit Facility

On July 21, 2005, we entered into a second lien credit facility with Credit Suisse, as administrative agent and collateral agent, and the lenders party thereto that matures on July 21, 2010. The second lien credit facility provides for a term loan facility in an aggregate principal amount of $225 million. It is secured by substantially all of our assets and is guaranteed by our subsidiaries. The liens securing the second lien credit facility are second in priority to the liens securing our senior secured revolving credit facility discussed below.

The interest rate on each base rate loan will be the greater of the agent’s prime rate and the federal funds effective rate plus 0.5%, plus a margin of 3.75%. The interest rate on each Eurodollar loan will be the adjusted LIBOR rate plus a margin of 4.75%. Interest on Eurodollar loans is payable on either the last day of each period or every three months, whichever is earlier. Interest on our outstanding borrowings under the second lien credit facility is currently payable quarterly on the last day of each quarter. On March 31, 2008, the interest rate was approximately 7.4%, excluding the effect of interest rate swaps.

We are subject to certain covenants under the second lien credit facility. These covenants include, but are not limited to, the maintenance of the following financial covenants: (1) a minimum current ratio of 1.0 to 1.0 including availability under the borrowing base under the revolving credit facility; (2) a minimum quarterly interest coverage ratio of 3.0 to 1.0; (3) a minimum quarterly proved reserve coverage ratio of 2.0 to 1.0; and (4) a maximum total net debt to EBITDA (as defined in the second lien credit facility) ratio of not more than 3.25 to 1.0.

The second lien credit facility also places restrictions on additional indebtedness, dividends to shareholders, liens, investments, mergers, acquisitions, asset dispositions, repurchase or redemption of our common stock, speculative commodity transactions, transactions with affiliates and other matters.

The second lien credit facility is subject to customary events of default. Subject to certain exceptions, if an event of default occurs and is continuing, the agent may accelerate amounts due under the second lien credit facility (except for a bankruptcy event of default, in which case such amounts will automatically become due and payable). If an event of default occurs under the second lien credit facility as a result of an event of default under our revolving credit facility, the agent may not accelerate the amounts due under the second lien credit facility until the earlier of 45 days after the occurrence of the event resulting in the default under the revolving credit facility and acceleration of the loans under the revolving credit facility.

As of May 19, 2008, we had approximately $219.9 million of borrowings outstanding under the second lien credit facility.

We expect to repay in full all outstanding borrowings under the second lien credit facility with a portion of the net proceeds of this offering.

Senior Secured Revolving Credit Facility

On May 25, 2006, we entered into a revolving credit facility with JPMorgan Chase Bank, National Association, as administrative agent, that matures on May 25, 2010. The revolving credit facility provides for a revolving credit facility up to the lesser of the borrowing base and $200 million. It is secured by substantially all of our assets and is guaranteed by our subsidiaries. The liens securing the revolving credit facility are first in priority to the liens securing the second lien credit facility.

The revolving credit facility provides that the borrowing base will be determined by the lenders at least semi-annually on each May 1 and November 1. We may request one unscheduled borrowing base determination subsequent to each scheduled determination and the lenders may require unscheduled determinations at any time. At March 31, 2008, the borrowing base was $145 million and the “conforming borrowing base” was $125 million, as determined in December 2007. The difference between the “conforming borrowing base” and the borrowing base is the amount of borrowings permitted in excess of what our borrowing base would otherwise permit. We pay an increased interest rate margin for such increase in borrowings. On January 1,

2009, this increase in availability will terminate. On May 20, 2008, in connection with our proposed issuance of the notes and anticipated use of the proceeds from this offering, we and the lenders entered into the fourth amendment to our revolving credit facility that, among other things, permits the issuance of the notes contemplated by this offering and provides for a reduction in our borrowing base of $1.00 for every $4.00 by which the outstanding indebtedness under the notes exceeds $225 million. Following the issuance of the notes, the administrative agent under the revolving credit facility will calculate and propose a revised borrowing base in connection with our May 1, 2008 borrowing base redetermination. We currently believe that, notwithstanding the issuance of the notes and the terms of the amendment that would lead to a reduction in the borrowing base described above, the administrative agent will propose, and the lenders will agree to, an increase in the borrowing base above the borrowing base that was in effect prior to the offering of the notes. However, until this offering is completed and the borrowing base redetermination is approved by the lenders, we cannot assure you that such an increase will occur.

If the outstanding principal balance of the revolving loans under the revolving credit facility exceeds the borrowing base at any time, we have the option within 30 days to take any of the following actions, either individually or in combination: make a lump sum payment curing the deficiency, pledge additional collateral sufficient in the lenders’ opinion to increase the borrowing base and cure the deficiency or begin making equal monthly principal payments that will cure the deficiency within the ensuing six-month period. Those payments would be in addition to any payments that may come due as a result of the quarterly borrowing base reductions. Otherwise, any unpaid principal or interest will be due at maturity.

The annual interest rate on each base rate borrowing will be (1) the greatest of the agent’s prime rate, the base CD rate plus 1.0% and the federal funds effective rate plus 0.5%, plus (2) a margin between 0.25% and 1.75% (depending on the current level of borrowing base usage). The interest rate on each Eurodollar loan will be the adjusted LIBOR Rate plus a margin between 1.5% to 3.0% (depending on the current level of borrowing base usage).

As of May 19, 2008, we had $70.0 million in borrowings outstanding under the revolving credit facility.

We are subject to certain covenants under the amended terms of the revolving credit facility that include, but are not limited to, the maintenance of the following financial ratios: (1) a minimum current ratio of 1.0 to 1.0; and (2) a maximum total net debt to Consolidated EBITDAX (as defined in the revolving credit facility) of 3.25 to 1.0 for each fiscal quarter. The revolving credit facility also places restrictions on indebtedness, dividends to shareholders, liens, investments, mergers, acquisitions, asset dispositions, repurchase or redemption of our common stock, speculative commodity transactions, transactions with affiliates and other matters. As described above, the revolving credit facility, as amended, expressly permits us to issue and convert the notes contemplated by this offering.

The revolving credit facility is subject to customary events of default, the occurrence and continuation of which could result in the acceleration of amounts due under the facility by the agent or the lenders.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture to which we and Wells Fargo Bank, National Association, as trustee, are parties, as supplemented by a supplemental indenture dated as of the closing date of this offering. We have summarized selected portions of the indenture, the supplemental indenture and the notes below. This summary is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture, supplemental indenture and the notes. We urge you to read the indenture, the supplemental indenture and the notes because these documents define your rights as holders of the notes. In this summary, “we,” “our” and “us” means Carrizo Oil & Gas, Inc. only, unless we indicate otherwise or the context indicates otherwise.

General

The notes are our general unsecured and unsubordinated obligations and are convertible in certain circumstances into cash and, if applicable, shares of our common stock as described under “— Conversion Rights” below. The notes are limited initially to an aggregate principal amount of $275,000,000 (or $316,250,000 if the underwriters exercise in full their option to purchase additional notes) and will mature on June 1, 2028, unless earlier redeemed, repurchased or converted.

The notes will pay cash interest at an annual rate of     % on the principal amount of the notes, from the date of original issuance of the notes, or from the most recent date to which interest had been paid or provided for. Interest is payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2008, to holders of record at the close of business on the preceding May 15 and November 15, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. In the event of the redemption by us or repurchase by us at the option of the holder of a note, interest ceases to accrue on the note under the terms of and subject to the conditions of the indenture.

Principal is payable, and notes may be presented for conversion, registration of transfer and exchange, without service charge, at our office or agency in Dallas, Texas, which is initially the office or agency of the trustee in Dallas, Texas. See “— Global Notes: Book-Entry Form.” If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock, if any, upon the conversion (except for any taxes with respect to cash paid in lieu of fractional shares) unless the tax is due because the holder requests the shares to be issued or delivered to a person other than the holder, in which case the holder will pay that tax.

The indenture will not contain any financial covenants or any restrictions on the payment of dividends, the making of investments, the incurrence of indebtedness, the granting of liens or mortgages, or the issuance, redemption or repurchase of securities by us. The indenture will not contain any covenants or other provisions to protect holders of the notes in the event of a highly leveraged transaction or a fundamental change, except to the extent described under “— Conversion Rights — Make-Whole Amount” and “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder” below. The notes will not be obligations of, or guaranteed by, any of our existing or future subsidiaries, except as provided below under “— Future Guarantees.”

We may, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms and with the same CUSIP number as the notes offered hereby in an unlimited aggregate principal amount, provided that no such additional notes may be issued unless they are fungible with the notes offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the notes in open market purchases, by tender offer or in negotiated transactions without prior notice to holders.

The notes will not be subject to a sinking fund provision and will not be subject to defeasance or covenant defeasance under the indenture.

Ranking/Additional Debt

The notes will be our general unsecured obligations and will rank:

•	senior in right of payment to any of our future indebtedness that is expressly subordinated in right of payment to the notes;

•	equally in right of payment with all of our existing and future unsecured indebtedness that is not so subordinated;

•	effectively junior to any of our secured indebtedness and secured indebtedness of our subsidiaries, including indebtedness under our senior secured revolving credit facility, to the extent of the assets securing such indebtedness; and

•	will be structurally subordinated to all unsecured liabilities of our subsidiaries, except to the extent such subsidiaries become guarantors of the notes as provided below under “— Future Guarantees.”

The indenture does not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor does it restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries. We may issue debt securities under the indenture from time to time in the same or separate series, each up to the aggregate amount we authorize from time to time for that series. As of May 19, 2008, we had approximately $290 million of secured indebtedness, of which $268.8 million will be repaid using a portion of the proceeds from this offering (or all of such indebtedness if the underwriters exercise their option to purchase additional notes in full), and our subsidiaries had no outstanding indebtedness other than guarantees of our secured indebtedness.

Future Guarantees

The notes initially will not be guaranteed by any of our subsidiaries. If we subsequently issue any debt securities that are publicly traded (“public debt securities”), and any of our subsidiaries provides a guarantee with respect to such public debt securities, such subsidiary will likewise be obligated to guarantee the notes. Any such future guarantee will have the terms described in the prospectus under “Description of Debt Securities — Guarantee.” In addition to the circumstances under which a guarantee may be released that are described in the prospectus under “Description of Debt Securities — Guarantee,” any such future guarantee may be released if the subsidiary no longer guarantees the public debt securities, including other securities issued under the indenture.

Conversion Rights

General

Unless the notes are previously redeemed or repurchased, holders may convert their notes if any of the conditions for conversion described below under “— Conversion Events” are satisfied. The initial conversion rate of the notes is          , equivalent to a conversion price per share of our common stock of approximately $       . The conversion rate is subject to adjustment as described below under “— Conversion Rate Adjustments.” A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

We will satisfy our conversion obligation by delivering cash up to the principal amount of the note surrendered for conversion, and shares of our common stock for the remainder of our conversion obligation, if any, as more fully described under “— Settlement Upon Conversion” below. Upon conversion of a note, a holder will not receive any cash payment of interest (unless such conversion occurs between a regular record date and the interest payment date to which it relates) and we will not adjust the conversion rate to account for accrued and unpaid interest. Accordingly, any accrued but unpaid interest will be deemed to be paid in full upon conversion, rather than cancelled, extinguished or forfeited. For a discussion of the tax treatment to a holder of receiving shares of our common stock upon conversion, see “Material United States Federal Income and Estate Tax Considerations — U.S. Holders — Conversion of the Notes.”

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the notes; provided, however, that no such payment need be made (1) if we have specified a repurchase date following a fundamental change that is after a record date and on or prior to the next interest payment date, (2) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such note, (3) if the notes are surrendered for conversion after the record date immediately preceding the maturity date of the notes or (4) if the notes are surrendered for conversion in connection with a call for redemption with a redemption date that is after a record date and on or prior to the next interest payment date. No other payments or adjustments for interest, or any dividends with respect to shares of our common stock, will be made upon conversion.

Holders of shares of our common stock issued upon conversion, if any, will not be entitled to receive any dividends payable to holders of shares of our common stock as of any record time or date before the conversion date.

If a holder has already delivered a repurchase notice as described under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder” with respect to a note, the holder may not surrender that note for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Settlement Upon Conversion

To exercise its conversion right, a holder must deliver an irrevocable, duly completed conversion notice, together, if the notes are in certificated form, with the certificated security, to the conversion agent along with appropriate endorsements and transfer documents, if required, and pay any interest and transfer or similar tax, in each case, if required. The date a holder satisfies these requirements is called the “conversion date.” Holders may obtain copies of the required form of the conversion notice from the conversion agent.

Delivery of shares of our common stock, if any, will be accomplished by book entry transfer of the required number of shares through The Depository Trust Company, New York, New York (“DTC”). The trustee will initially act as the conversion agent.

Upon conversion of notes, a holder will receive, for each $1,000 principal amount of notes converted, cash and shares of our common stock, if applicable, equal to the sum of the daily settlement amounts (as defined below) for each of the 20 VWAP trading days during the related conversion period (as defined below). We will deliver cash in lieu of any fractional shares that result after aggregating the daily share amounts based on the VWAP price on the last VWAP trading day in the conversion period (all as defined below). Settlement will occur through the conversion agent on the third trading day following the final VWAP trading day of the conversion period, except to the extent provided otherwise below under “— Settlement of Conversions in Certain Corporate Transactions.”

The “conversion period” means, (1) with respect to any note submitted for conversion on or after the 25th scheduled trading day prior to a redemption date fixed with respect to such note or the maturity date for the notes, the 20 consecutive VWAP trading day period beginning on, and including, the 22nd scheduled trading day prior to such redemption date or maturity date, as applicable, and (2) in all other cases, the 20 consecutive VWAP trading day period beginning on the third VWAP trading day after the conversion date.

The “daily settlement amount” for each of the 20 VWAP trading days of the relevant conversion period means the sum of:

•	an amount of cash equal to the lesser of (1) $50.00 and (2) the daily conversion value relating to such VWAP trading day, and

•	if such daily conversion value exceeds $50.00, the “daily share amount” for such VWAP trading day, which shall be a number of shares of our common stock equal to the difference between such daily conversion value and $50.00, divided by the VWAP price for such VWAP trading day.

The “daily conversion value” means, for each VWAP trading day of the conversion period, the amount equal to 1/20th of the product of (a) the VWAP price on such trading day, and (b) the conversion rate. In addition, for purposes of the foregoing, the daily conversion values of reference property (as defined below under “— Conversion Rate Adjustments — Recapitalizations, Reclassifications and Changes of Our Common Stock”) will be determined by reference to (i) in the case of reference property or part of reference property that is a security traded on a United States national securities exchange or an automated quotation system, a market price equivalent to the last reported stock price of such security, (ii) in the case of any other property other than cash, the value thereof as determined in good faith by our board of directors, and (iii) in the case of cash, at 100% of the amount thereof.

The “VWAP price” of shares of our common stock means, for each of the 20 consecutive VWAP trading days during the conversion period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page CRZO <equity> AQR (or any equivalent successor page, or, if no such page is available, any other equivalent publication) in respect of the period from the scheduled open of trading on the principal securities exchange or trading market for shares of our common stock to the scheduled close of trading on such exchange or market on such VWAP trading day, or if such volume-weighted average price is unavailable, the market value of one of our shares of common stock on such VWAP trading day using a volume-weighted method as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“VWAP trading day” means a day during which (1) trading in our shares of common stock generally occurs on the principal securities exchange or trading market on which our shares are listed or admitted for trading and (2) there is no “VWAP market disruption event” (as defined below). If our shares of common stock are not so listed or traded, then “VWAP trading day” means a business day.

“VWAP market disruption event” means (1) a failure by the principal securities exchange or trading market on which our shares of common stock are listed or admitted to trading to open for trading during its regular trading session or (2) the occurrence or existence prior to 1:00 p.m. on any scheduled trading day for our shares of common stock for an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our shares of common stock or in any options contracts or futures contracts relating to our shares.

Our delivery to the holder of cash and, if applicable, shares of our common stock in settlement as described above will satisfy our conversion obligation.

Make-Whole Amount

If the effective date of any fundamental change (or anticipated effective date in the case of a transaction described in clause (2) of the definition of fundamental change (as set forth under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder”)) occurs on or prior to June 1, 2013, and a holder elects to convert its notes during the period commencing on such effective date (or during the period commencing 15 days prior to the anticipated effective date of such transaction in the case of a transaction described in clause (2) of the definition of fundamental change) and ending on the later of (1) the day before the fundamental change repurchase date and (2) 30 days following the effective date (but in any event prior to the close of business on the business day prior to the maturity date), then we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares of our common stock (the “additional shares”), as described below. However, in the case of a transaction described in clause (2) of the definition of fundamental change, if such transaction does not occur as anticipated, we will not be obligated to increase the conversion rate regardless of the fact that holders may have elected to convert notes in anticipation of the effective date of such event. If such a transaction does not occur as anticipated, we will issue a press release and notify holders who have elected to convert their notes promptly after we determine not to increase the conversion rate, and each such holder may elect to withdraw any election to convert by a written notice of withdrawal delivered to the conversion agent within ten business days after we announce that the transaction will not occur as anticipated.

We will notify holders of any such fundamental change and the anticipated effective date and issue a press release no later than 15 days prior to such transaction’s anticipated effective date, unless such fundamental change is either a termination of listing or relates to a person or group obtaining 50% voting power or the ability to elect a majority of the members of our board of directors, in which case we will notify holders and issue a press release no later than one business day following the effective date of such fundamental change or, if later, two business days following the date we first learned of the occurrence of the fundamental change.

The number of additional shares will be determined by reference to the table below and is based on the date on which such fundamental change occurs or becomes effective (the “effective date”) and the price per share of our common stock, or the reference property, as applicable, on the effective date (the “share price”); provided, that if holders of shares of our common stock receive only cash consideration for their shares in connection with such a fundamental change, then the share price will be the cash amount paid per share, and otherwise, the share price will be the average of the last reported sale prices of our shares of common stock over the ten trading-day period ending on the trading day immediately preceding the effective date. The share prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the notes is adjusted. The adjusted share prices will equal the share prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to such adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares to be added to the conversion rate will be subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The following table sets forth the share price and number of additional shares by which the conversion rate would be increased:

Effective Date	Share Price
	$	$	$	$	$	$	$	$

May , 2008
June 1, 2009
June 1, 2010
June 1, 2011
June 1, 2012
June 1, 2013

The exact share price and effective date may not be set forth on the table, in which case:

•	if the share price is between two share prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower share prices and the two effective dates, as applicable, based on a 365-day year;

•	if the share price is in excess of $ per share, subject to adjustment, we will not increase the conversion rate of the notes by any additional shares; and

•	if the share price is less than $ per share, subject to adjustment, we will not increase the conversion rate of the notes by any additional shares.

Notwithstanding the foregoing, in no event will the total number of shares issuable upon conversion of a note exceed           per $1,000 principal amount of notes (equivalent to a conversion price of $     ), subject to adjustment in the same manner as the conversion rate as set forth under “— Conversion Rate Adjustments.”

The “last reported sale price” of shares of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported by the Nasdaq Global Select Market or, if our shares of common stock are not listed on the Nasdaq Global Select Market, as reported in composite transactions for the principal securities exchange on which shares of our common stock are traded or otherwise as provided in the indenture, or, if shares of our common stock are not traded on such an exchange, the market value of a share of our common stock as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

Settlement of Conversions in Certain Corporate Transactions

As described below under “— Recapitalizations, Reclassifications and Changes of Our Common Stock,” upon effectiveness of specified corporate transactions, the notes will be convertible into cash up to the principal amount of the notes surrendered for conversion, and reference property for the remainder of our conversion obligation. We will settle conversions as described under “— Settlement Upon Conversion” above (based on the conversion rate as increased by the additional shares described above) on the later to occur of (1) the third trading day immediately following the effective date of the transaction and (2) the third trading day immediately following the last day of the applicable conversion period; provided that, if the reference property consists entirely of cash or property other than publicly traded securities, we will pay the holders no later than the third business day after the date of determination of the value of such consideration, if such date of determination occurs after the date in clause (1) of this paragraph.

Exchange in Lieu of Conversion

When a holder surrenders notes for conversion, we may, at our election, direct the conversion agent to surrender such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated financial institution must agree to deliver, in exchange for such notes, the cash and number of shares of our common stock, if any, due upon conversion as determined above under “— Conversion Rights — Settlement Upon Conversion.” If we make an exchange election, we will, by the close of business on the trading day immediately preceding the start of the conversion period, notify the holder surrendering notes for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion. If the designated financial institution accepts any such notes, it will deliver the cash, and the number of shares of our common stock, if any, due upon conversion to the conversion agent and the conversion agent will deliver such cash and shares of our common stock to the converting holder. Any notes exchanged by the designated financial institution will remain outstanding. If such designated financial institution does not accept the notes for exchange, or if the designated financial institution agrees to accept any notes for exchange but does not timely deliver the related cash and shares of our common stock, we will, as promptly as practical thereafter (but no later than the fourth trading day immediately following the last trading day of the relevant conversion period) deliver the cash and, if applicable, shares of our common stock due upon conversion as set forth above under “— Conversion Rights — Settlement Upon Conversion” as if we had not made the exchange election. Our designation of a financial institution to which the notes may be submitted for exchange does not require the institution to accept any notes.

Conversion Rate Adjustments

The conversion rate will be adjusted for certain events, as described below, except that we will not make any adjustments to the conversion rate if holders of notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes:

(1) the issuance of shares of our common stock as a dividend or distribution on shares of our common stock, or a subdivision or combination of the outstanding shares of our common stock, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS1 OS0

where

CR0 = the conversion rate in effect at the close of business immediately prior to the ex-dividend date

CR1 = the conversion rate in effect on the ex-dividend date

OS0 = the number of shares of our common stock outstanding at the close of business immediately prior to the ex-dividend date

OS1 = the number of shares of our common stock outstanding at the close of business immediately prior to the ex-dividend date, assuming, for this purpose only, the completion of the event immediately prior to the ex-dividend date

An adjustment made under this clause (1) will become effective immediately prior to the opening of business on the ex-dividend date.

(2) issuance to all or substantially all holders of our common stock of rights or warrants that allow the shareholders, for a period ending not more than 60 days after the record date for such issuance, to purchase shares of our common stock at less than the current market price, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	OS0 + X OS0 + Y

where,

CR0 = the conversion rate in effect at the close of business immediately prior to the ex-dividend date

CR1 = the conversion rate in effect on the ex-dividend date

OS0 = the number of shares of our common stock outstanding at the close of business immediately prior to the ex-dividend date

X = the total number of shares of our common stock issuable pursuant to such rights

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of shares of our common stock for the ten consecutive trading days ending on the business day immediately preceding the ex-dividend date for the issuance of such rights

Any adjustment made under this clause (2) will be made successively whenever any such rights or warrants are issued and shall become effective immediately prior to the opening of business on the ex-dividend date. If at the end of the period during which such rights or warrants are exercisable not all rights or warrants have been exercised, the adjusted conversion rate will be immediately readjusted to what it would have been based upon the number of additional shares of our common stock actually issued.

(3) the distribution to all or substantially all holders of shares of our common stock of shares of capital stock, evidences of debt or other assets, excluding any distributions in connection with any liquidation, dissolution or winding up, and excluding distributions of shares of our common stock, rights and warrants described above and all-cash distributions, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0 − FMV

where,

CR0 = the conversion rate in effect at the close of business immediately prior to the ex-dividend date

CR1 = the conversion rate in effect on the ex-dividend date

SP0 = the current market price

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of debt or other assets distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution

With respect to an adjustment pursuant to this clause (3), where there has been a payment of a dividend or other distribution on our shares of common stock of shares of capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, which we refer to as a “spin-off,” the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	FMV0 + MP0 MP0

where,

CR0 = the conversion rate in effect at the close of business immediately prior to the ex-dividend date

CR1 = the conversion rate in effect on the ex-dividend date

FMV0 = the average of the sale prices of the capital stock or similar equity interest distributed to holders of shares of our common stock applicable to one share of our common stock over the ten trading days commencing on and including the effective date of the spin-off (the “spin-off valuation period”); provided that, in the case of any VWAP trading days within a conversion period that fall within such ten trading-day period, in respect of any such VWAP trading day, the spin-off valuation period shall be deemed to include only those trading days falling on or between the effective date of such spin-off and such VWAP trading day.

MP0 = the average of the last reported sale prices of our shares of common stock over the spin-off valuation period

Any adjustment made under this clause (3) will be made successively whenever any such distribution is made and will become effective immediately prior to the opening of business on the ex-dividend date.

For the avoidance of doubt, the adjustment in this clause (3) does not apply to any distributions to the extent that the right to convert notes has been changed into the right to convert into reference property in respect of such distribution as described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock.”

(4) distributions to all or substantially all holders of our common stock of all cash distributions, excluding any distributions in connection with any liquidation, dissolution or winding up, in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	SP0 SP0 – C

where,

CR0 = the conversion rate in effect at the close of business immediately prior to the ex-dividend date

CR1 = the conversion rate in effect on the ex-dividend date

SP0 = the current market price

C = the amount in cash per share we distribute to holders of shares of our common stock (and for which no other adjustment has been made)

Any such increase shall become effective immediately prior to the opening of business on the ex-dividend date.

For the avoidance of doubt, the adjustment in this clause (4) does not apply to any distributions to the extent that the right to convert notes has been changed into the right to convert into reference property in respect of such distribution as described under “— Recapitalizations, Reclassifications and Changes of Our Common Stock.”

(5) purchase of shares of our common stock pursuant to a tender offer or exchange offer made by us or any of our subsidiaries for shares of our common stock to the extent that the cash and/or value of any other consideration included in the payment per share of our common stock exceeds the last reported sale price per share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), in which event the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	×	FMV+ (SP1 × OS1) OS0 × SP1

where,

CR0 = the conversion rate in effect on the expiration date

CR1 = the conversion rate in effect immediately after the expiration date

FMV = the fair market value (as determined by our board of directors) of the aggregate value of all cash and/or any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date

OS0 = the number of shares of our common stock outstanding immediately prior to the expiration date

OS1 = the number of shares of our common stock outstanding immediately after the expiration date, excluding any shares accepted for purchase or exchange

SP1 = the average of the last reported sale price of shares of our common stock over the 10 trading days beginning on the trading date after the expiration date

Any such increase shall become effective immediately prior to the opening of business on the expiration date. In the event that we are obligated to purchase shares pursuant to such tender offer, but we are prevented by applicable law from effecting any or all such purchases, or any or all such purchases are rescinded, the conversion rate will again be adjusted to be the conversion rate which would have been in effect based upon the number of shares actually purchased. If the application of this clause (5) to any tender offer would result in a decrease in the conversion rate, no adjustment will be made for such tender offer.

“Current market price” of shares of our common stock on any day means the average of the last reported sale price of shares of our common stock for each of the 10 consecutive trading days ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation.

“Ex-dividend date” means (1) with respect to any issuance or distribution the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance or distribution; (2) with respect to any subdivision or combination of shares of our common stock, the first date on which the shares trade regular way on such exchange or in such market after the time at which such subdivision or combination thereof become effective, and (3) with respect to any tender offer, the first date on which our shares of common stock trade regular way on such exchange or market after the expiration date of such offer.

Notwithstanding anything in this section “— Conversion Rate Adjustments” to the contrary, we will not be required to adjust the conversion rate unless the adjustment would result in a change of at least 1% of the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate and take them into account when determining subsequent adjustments. In addition, we will make any carry forward adjustments not otherwise effected (1) upon conversion of the notes, (2) upon required purchases of the notes in connection with a fundamental change, (3) in connection with a call for redemption and (4) 25 scheduled trading days prior to the maturity date of the notes. No adjustment to the conversion rate will be made if it results in a conversion price that is less than the par value (if any) of shares of our common stock.

If the effective date of any adjustment event described in this section “— Conversion Rate Adjustments” occurs during a conversion period for any notes, then we will make proportional adjustments to the daily settlement amount for each VWAP trading day during the portion of the conversion period preceding the effective date of such adjustment event.

We currently do not have a shareholder rights plan. To the extent that we adopt a shareholder rights plan, then upon conversion of the notes, in addition to shares of our common stock, if any, holders will receive the rights under the rights plan, unless prior to any conversion, the shareholder rights plan expires or terminates or the rights have separated from the shares of our common stock in accordance with such rights plan, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed, to all holders of our common stock, shares of our capital stock, evidences of debt or other assets as described in paragraph (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights. A distribution of rights pursuant to a shareholder rights plan will not otherwise trigger a conversion rate adjustment pursuant to paragraphs (1), (2) or (3) above. Except as stated above, the conversion rate will not be adjusted for the issuance or acquisition of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or carrying the right to purchase any of the foregoing.

Without limiting the generality of any other provision of the notes, the conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of distributions or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security;

•	for a change in the par value (or a change to no par value) of shares of our common stock; or

•	for accumulated and unpaid dividends.

We may from time to time, to the extent permitted by law and subject to applicable rules of the Nasdaq Global Select Market, increase the conversion rate of the notes by any amount for any period of at least 20 calendar days. In that case we will give at least 15 calendar days’ notice of such increase. We may make such increases in the conversion rate, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of our shares of common stock resulting from any dividend or distribution of shares (or rights to acquire shares) or from any event treated as such for income tax purposes.

As a result of any adjustment of the conversion rate, the holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. In certain other circumstances, the absence of an adjustment may result in a taxable dividend to the holders of shares of our common stock. See “Material United States Federal Income and Estate Tax Considerations — Conversion of the Notes — Constructive Distributions.”

Recapitalizations, Reclassifications and Changes of Our Common Stock

If we are a party to a recapitalization or reclassification (in each case, other than a change in par value, or from par value to no par value, or from no par value to par value, or a combination or subdivision of our common stock), consolidation, merger or combination, binding share exchange or a sale of all or substantially all of our assets (computed on a consolidated basis) to another person, pursuant to which our shares of common stock would be converted into cash, securities or other property, holders may surrender notes for conversion at any time from and after the date which is 15 days prior to the date we announce as the anticipated effective date of the transaction until 30 days after the effective date of such transaction (or, with respect to a fundamental change, until the later of (1) the day before the fundamental change repurchase date and (2) 30 days after the effective date of the fundamental change). From and after the effective time of any such transaction, the right to receive shares of our common stock (or shares of other stock, other securities or other property and assets (including cash) or any combination thereof), if any, upon conversion of a note with respect to the portion of the daily conversion value in excess of $50.00 as provided under “— Conversion

Rights — Settlement Upon Conversion,” will be changed into the right to receive the kind and amount of shares of stock, other securities or other property and assets (including cash) or any combination thereof (in the same proportions) that the holder would have been entitled to receive (the “reference property”) in such transaction in respect of such common stock, and the daily conversion values and daily share amounts will be determined based on the values and amounts, respectively, of one unit of reference property (a “unit” of reference property being the kind and amount thereof (in the same proportions) of reference property that a holder of one share of our common stock would receive in such transaction) determined as provided under “— Conversion Rights — Settlement Upon Conversion” and the applicable conversion rate will relate to such units of reference property.

In the event holders of shares of our common stock have the opportunity to elect the form of consideration to be received in such transaction, the reference property will be (1) if the holders of a majority of our shares of common stock make an affirmative election, the forms and amount of consideration actually received with respect to a plurality of the shares of our common stock held by holders who make an affirmative election or (2) if the holders of a majority of shares of our common stock do not make an affirmative election, the weighted average of the types and amount of consideration actually received by holders of shares of our common stock. We or the issuer of any reference property will be required to execute a supplemental indenture to the foregoing effect.

If the transaction also constitutes a “fundamental change,” as defined below, a holder can alternatively require us to purchase all or a portion of such holder’s notes as described under “Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder.” This provision does not limit the rights of the holders in the event of a fundamental change, including our obligation in certain cases to increase the conversion rate by the additional number of shares in connection with a conversion of the notes.

Conversion Events

Notes are convertible only until the close of business on the business day prior to the maturity date and only if one of the conditions set forth below is satisfied. Notes called for redemption cease to be convertible at the close of business on the business day immediately preceding the redemption date, unless and for so long as we are in default on the payment of the redemption price.

Conversion Based on Common Stock Price

Holders may surrender notes for conversion in any calendar quarter commencing at any time after June 30, 2008 and only during such calendar quarter, if the last reported sale price of shares of our common stock for at least 20 trading days in a period of 30 consecutive trading days ending on the last trading day of the preceding calendar quarter is more than 130% of the conversion price for such notes on the last day of such preceding calendar quarter, which we refer to as the “conversion trigger price.” The conversion price for a note will equal $1,000 divided by the then applicable conversion rate. The conversion trigger price immediately following issuance of the notes is $      , which is 130% of the initial conversion price per share of our common stock. The foregoing conversion trigger price assumes that no events have occurred that would require an adjustment to the conversion rate. We will determine at the beginning of each calendar quarter commencing at any time after June 30, 2008 whether the notes are convertible as a result of the price of our common stock and notify the conversion agent and the trustee.

Conversion Based on Trading Price

Prior to the stated maturity date, holders may surrender their notes for conversion during the five consecutive business days immediately after any five consecutive trading day period in which the trading price per $1,000 principal amount of the notes, as determined following a request by a holder of notes in accordance with the procedures described below, was equal to or less than 97% of the conversion value of the notes on each such trading day. We refer to this condition as the “trading price condition.”

For the purpose of this trading price condition, the “conversion value” per $1,000 principal amount of notes on a trading day is the product of the last reported sale price per share of our common stock and the conversion rate of the notes in effect on that trading day.

Except as described below, the “trading price” of the notes on any day means the average secondary market bid quotations per $1,000 principal amount obtained by the trustee for $5.0 million principal amount of notes at approximately 4:00 p.m., New York City time, on such day from three independent nationally recognized securities dealers we select. However, if the trustee can reasonably obtain only two such bids, then the average of the two bids will instead be used, and if the trustee can reasonably obtain only one such bid, then that one bid will be used. If on a given day the trustee cannot reasonably obtain at least one bid for $5.0 million principal amount of notes from an independent nationally recognized securities dealer, then the trading price per $1,000 principal amount of the notes on that day will be deemed to be less than 97% of the conversion value of the notes on such day.

The trustee will have no obligation to determine the trading price of the notes unless we have requested it to do so, and we will have no obligation to make such request unless a holder of at least $5.0 million aggregate principal amount of notes provides us with reasonable evidence that the trading price per $1,000 principal amount of the notes would be equal to or less than 97% of the conversion value of the notes. At such time, we will instruct the trustee to determine the trading price of the notes for each of the next five trading days and on each following trading day until the trading price condition is no longer satisfied. We will thereupon notify the conversion agent and the trustee if the notes are convertible due to the satisfaction of the trading price condition.

Conversion Upon Occurrence of Specified Corporate Transactions

If we elect to distribute to all or substantially all holders of shares of our common stock:

•	rights or warrants entitling them to subscribe for or purchase, for a period expiring within 60 days of the record date for such distribution, shares of our common stock at less than the average of the closing prices for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution; or

•	shares of capital stock, evidences of debt or other assets (excluding distributions described in clauses (1) and (2) under “— Conversion Rate Adjustments”), which distribution has a per share value exceeding 15% of the average of the last reported sale prices for the five consecutive trading days ending on the date immediately preceding the first public announcement of the distribution, we must notify the holders of the notes at least 25 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not convertible at that time. No adjustment to the ability of the holders to convert will be made if the holders are entitled to participate in the distribution without conversion.

In addition, upon a fundamental change, the notes may be surrendered for conversion at any time from the effective date of the fundamental change (or the date that is 15 days prior to the anticipated effective date of a transaction described in clause (2) of the definition of “fundamental change”) until the later of (1) the day before the fundamental change repurchase date and (2) 30 days after the effective date of the fundamental change. We will notify holders, the trustee and the conversion agent of any such fundamental change and the anticipated effective date and issue a press release no later than 15 days prior to such transaction’s anticipated effective date, unless such fundamental change is either a termination of listing or relates to a person or group obtaining 50% voting power or the ability to elect a majority of the members of our board of directors, in which case we will notify holders and issue a press release no later than one business day following the effective date of such fundamental change or, if later, two business days following the date we first learned of the occurrence of the fundamental change.

You will also have the right to convert your notes if we are a party to a combination, merger, recapitalization or reclassification (in each case, other than a change in par value, or from par value to no par value, or from no par value to par value, or a combination or subdivision of our common stock), binding share exchange or other similar transaction or sale or conveyance of all or substantially all of our property and assets, in each case pursuant to which shares of our common stock would be converted into cash, securities or other property that does not also constitute a fundamental change. In such event, you will have the right to convert your notes at any time beginning 15 days prior to such transaction’s anticipated effective date (as announced by us) and ending on the 30th scheduled trading day following the effective date of such transaction. We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than 15 days prior to the anticipated effective date of a transaction.

Conversion Upon Notice of Redemption

A holder may surrender notes called for redemption for conversion at any time after we issue a notice of redemption with respect to the notes and prior to the close of business on the business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time.

Conversion During Quarter Prior to Stated Maturity

Notwithstanding anything herein to the contrary, holders may surrender the notes for conversion at any time on or after March 31, 2028 until the close of business on the business day immediately preceding the stated maturity date.

Redemption of Notes at Our Option

We may redeem all or part of the notes at our option, at any time on or after June 1, 2013, upon not less than 30 nor more than 60 days’ notice by mail to holders of notes. The notice will state, among other things, that holders have a right to convert the notes called for redemption, the conversion rate then in effect, and the date on which the right to convert the notes called for redemption will expire.

The redemption price will be equal to 100% of the principal amount plus accrued and unpaid interest to but excluding the redemption date. However, if the redemption date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the redemption date to the holder of record on the record date.

For a discussion of certain tax consequences to a holder upon a redemption of notes, see “Material United States Federal Income and Estate Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of the Notes” and “— Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or other Disposition of Notes or Shares of Common Stock.”

If we redeem less than all of the outstanding notes, the trustee will select the notes to be redeemed in integral multiples of $1,000 initial principal amount by lot, at random or in accordance with any other method the trustee considers fair and appropriate.

We may, to the extent permitted by applicable law, at any time purchase the notes in the open market or by tender at any price or by private agreement. Any note so purchased by us may, to the extent permitted by applicable law, be reissued or resold or may be surrendered to the trustee for cancellation. Any notes surrendered to the trustee may not be reissued or resold and will be canceled promptly.

Purchase of Notes by Us at the Option of the Holder

A holder may require us to purchase all or a portion of the holder’s outstanding notes on each of June 1, 2013, 2018 and 2023 (each, a “repurchase date”). We will be required to repurchase any outstanding notes for which a holder delivers a written repurchase notice to the paying agent designated by us. This notice must be delivered during the period beginning at the opening of business on the date that is 20 business days prior to the repurchase date and ending on the close of business on the repurchase date. If a repurchase notice has been given but is subsequently withdrawn during that period, we will not be obligated to repurchase the related note. Our repurchase obligation will be subject to certain additional conditions described below.

The repurchase price will be equal to 100% of the principal amount plus accrued and unpaid interest to but excluding the repurchase date. However, if the repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the regular interest payment date to the holder of record on the record date.

For a discussion of material tax consequences to a holder receiving cash upon a purchase of the notes at the holder’s option, see “Material United States Federal Income and Estate Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Taxable Disposition of the Notes” and “— Non-U.S. Holders — Sale, Exchange, Redemption, Conversion or other Disposition of Notes or Shares of Common Stock.”

We will be required to give notice on a date not less than 20 business days prior to each repurchase date to all holders of notes at their addresses shown in the register maintained by the registrar under the indenture, and to beneficial owners as required by applicable law, stating, among other things:

•	the amount of the repurchase price and the conversion rate;

•	the name and address of the paying agent and the conversion agent;

•	that notes with respect to which the holder has delivered a repurchase notice may be converted, if otherwise convertible, only if the holder withdraws the repurchase notice in accordance with the terms of the indenture;

•	that the notes must be surrendered to the paying agent to collect payment;

•	that the repurchase price for any notes as to which a repurchase notice has been given and not withdrawn will be paid promptly following the later of the repurchase date and the time the note is surrendered to the paying agent;

•	the procedures that holders must follow to exercise their right to require us to repurchase their notes and a brief description of those rights;

•	a brief description of the conversion rights; and

•	the procedures for withdrawing a repurchase notice.

A holder’s notice electing to require us to repurchase its notes must state:

•	for certificated notes, the note certificate numbers, or for global notes, the holder’s notice must comply with appropriate DTC procedures;

•	the portion of the principal amount of notes to be repurchased, in multiples of $1,000; and

•	that the notes are to be repurchased by us pursuant to the applicable provisions of the indenture.

A holder may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn notes;

•	for certificated notes, the certificate numbers of the withdrawn notes, or for global notes, a holder’s notice must comply with appropriate DTC procedures, and the principal amount, if any, which remains subject to the repurchase notice.

Our ability to repurchase notes with cash at any time may be limited by the terms of our then existing borrowing agreements. The indenture will prohibit us from repurchasing notes in connection with the holders’ repurchase rights if any event of default under the indenture has occurred and is continuing, except for a default in the payment of the repurchase price with respect to the notes.

In order to receive payment of the repurchase price, a holder must either effect a book-entry transfer or deliver the corresponding note or notes, together with necessary endorsements, to the office of the paying agent, after delivery of the repurchase notice. A holder will receive payment in cash promptly after the later of (1) the repurchase date or (2) the time of book-entry transfer or the delivery of the note. If the paying agent holds money or securities sufficient to pay the repurchase price of the note on the repurchase date, then:

•	the note will cease to be outstanding;

•	interest will cease to accrue; and

•	all other rights of the holder will terminate.

This will be the case whether or not a book-entry transfer is effected or whether or not the note or notes are delivered to the paying agent.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act which may be applicable at the time. We will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the notes at a holder’s option.

Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder

If we undergo a fundamental change after the first issuance of the notes, each holder will have the option to require us to purchase its notes on a date of our choosing (the “fundamental change repurchase date”) that is not less than 20 business days nor more than 35 business days (or a longer period if required by applicable law) after we give the notice referred to below after the fundamental change. We will pay a purchase price equal to 100% of the principal amount of the holder’s notes plus accrued and unpaid interest up to but excluding the date of purchase. However, if the fundamental change repurchase date is after a record date and on or prior to the corresponding interest payment date, the interest will be paid on the interest payment date to the holder of record on the record date and will not be included in the fundamental change purchase price. A holder may require us to purchase all or any part of the notes so long as the principal amount at maturity of the notes being purchased is an integral multiple of $1,000.

A “fundamental change” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

(1) any person or group (A) becomes the beneficial owner of our voting shares representing 50% or more of the total voting power of all of our outstanding classes of voting shares or (B) has the power, directly or indirectly, to elect a majority of the members of our board of directors;

(2) we consolidate with or merge with or into another person, we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our consolidated assets, or any person consolidates with or merges with or into our company, or we complete a binding share exchange with another person;

(3) our shares of common stock or equivalent capital stock in respect of shares of common stock or equivalent capital stock into which the notes are convertible pursuant to the terms of the indenture and any supplemental indenture, are not listed for trading on the Nasdaq Global Select Market or the New York Stock Exchange, or any successor to any such market, that may exist from time to time, for a period of 20 consecutive trading days (a “termination of trading”); or

(4) we are liquidated or dissolved or holders of shares of our common stock approve any plan or proposal for our liquidation or dissolution.

Notwithstanding the foregoing, a transaction referred to in clause (2) above will not constitute a fundamental change (and a change in or acquisition of beneficial ownership or power to elect directors, termination of trading or liquidation or dissolution, in each case arising out of such transaction, will not constitute a fundamental change) if (A) the persons that beneficially own our voting shares immediately prior to the relevant transaction beneficially own shares with a majority of the total voting power of all outstanding voting shares of the surviving or transferee person or the parent entity thereof, (B) the shares of common stock or equivalent capital stock in respect of our shares of common stock (in the event we are a surviving entity in the transaction) or of such successor or transferee person or parent entity thereof are listed for trading on the Nasdaq Global Select Market or the New York Stock Exchange, or any successor to any such market that may exist from time to time, immediately following such transaction, and (C) as a result of such transaction, the notes are or become convertible, upon the satisfaction of the conditions for conversion and actual conversion in accordance with the terms of the notes, into such shares of our common stock or equivalent capital stock of us or such successor or transferee person or parent entity thereof.

Also, notwithstanding the foregoing, it will not constitute a fundamental change if at least 90% of the consideration for our shares of common stock (excluding cash payments for fractional shares) in the transaction or transactions constituting the fundamental change consists of common stock or equivalent capital stock traded on the Nasdaq Global Select Market or the New York Stock Exchange, or any successor to any such market, or which will be so traded when issued or exchanged in connection with the fundamental change, and as a result of such transaction or transactions the notes become convertible, upon the satisfaction of the conditions for conversion and actual conversion in accordance with the terms of the notes, into such common stock or equivalent capital stock.

Our ability to repurchase notes with cash at any time may be limited by the terms of our then existing borrowing agreements. The indenture will prohibit us from repurchasing notes in connection with the holders’ repurchase rights if any event of default under the indenture has occurred and is continuing, except for a default in the payment of the repurchase price with respect to the notes. If a fundamental change occurs at a time when we are prohibited from repurchasing the notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance the debt. If we do not obtain such consent or we are not able to refinance the debt, we would not be permitted to repurchase the notes. Our existing borrowing agreements currently do not restrict us from repurchasing the notes so long as we remain in compliance with certain financial covenants.

Within 15 business days after a fundamental change (unless such fundamental change is either a termination of listing or relates to a person or group obtaining 50% voting power or the ability to elect a majority of the members of our board of directors, in which case we will notify holders and issue a press release no later than one business day following the effective date of such fundamental change or, if later, two business days following the date we first learned of the occurrence of the fundamental change), we will mail to the trustee and to each holder of the notes a written notice of the fundamental change which specifies the terms and conditions and the procedures required for exercise of a holder’s right to require us to purchase its notes:

•	the date of such fundamental change;

•	the events causing the fundamental change;

•	the date by which a repurchase notice must be given;

•	the fundamental change repurchase date;

•	the fundamental change repurchase price;

•	a brief description of the conversion rights;

•	the name and address of the paying agent and the conversion agent;

•	the conversion rate and any adjustments to the conversion rate (including the adjustments described under “— Conversion Rights — Make-Whole Amount”);

•	that notes with respect to which a fundamental change purchase notice is given by the holder may be converted only if the fundamental change purchase notice has been withdrawn in accordance with the terms of the indenture;

•	the procedures that holders must follow to exercise these rights;

•	the procedures that holders must follow to withdraw a repurchase note, including a form of notice of withdrawal; and

•	that the holder must satisfy the requirements set forth in the notes to convert the notes.

We must also deliver a copy of our notice to the trustee. To exercise the repurchase right, a holder of notes must deliver, at any time prior to the close of business on the business day immediately preceding the fundamental change repurchase date specified in our notice, written notice to the paying agent of the holder’s exercise of its repurchase right.

The holder may withdraw any written repurchase notice by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day immediately preceding the repurchase date that states the principal amount of the withdrawn notes.

For purposes of defining a fundamental change:

•	the terms “person” and “group” have the meanings given to them in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions;

•	the term “group” includes any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act or any successor provision; and

•	the term “beneficial owner” is determined in accordance with Rule 13d-3 under the Exchange Act.

Rule 13e-4 under the Exchange Act, as amended, requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule to the extent applicable at that time.

We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change purchase feature of the notes, but that would increase the amount of our outstanding indebtedness or the outstanding indebtedness of our subsidiaries.

No notes may be repurchased at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date.

The fundamental change repurchase feature of the notes may in certain circumstances make it more difficult or discourage a takeover of our company. The fundamental change repurchase feature, however, is not the result of our knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by means of a merger, binding share exchange, tender offer solicitation or otherwise, or by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the notes, is limited to specified transactions and may not include other events that might adversely affect our financial condition or results of operations.

Consolidation, Merger and Sale of Assets

In addition to the restrictions on consolidation, merger and sales of assets set forth in the prospectus under “Description of the Debt Securities — Provisions applicable to each indenture — Consolidation, Merger and Sale of Assets” we have also agreed, for so long as any notes remain outstanding, that we will not consolidate with or merge into any other entity, or transfer or dispose of all or substantially all of our assets to any entity, unless:

•	we are the continuing person or the resulting, surviving or transferee person, if other than us, is organized and validly existing under the laws of the United States of America, any state thereof, or the District of Columbia and assumes our obligations on the notes and under the indenture;

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions applicable to such transactions described in the indenture are met.

This covenant includes a phrase relating to the transfer or other disposition of all or substantially all of our assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the effect of this covenant may be uncertain in connection with a transfer or other disposition of less than all of our assets.

When a person assumes our obligations under the notes and the indenture, subject to certain exceptions, we shall be discharged from all obligations under the notes and the indenture. An assumption of our obligations under the notes and the indenture by such person might be deemed for U.S. federal income tax purposes to be an exchange of the notes for new notes by the beneficial owners thereof, possibly resulting in recognition of gain or loss for such purposes and other adverse tax consequences to the beneficial owner. You should consult your own tax advisors regarding the tax consequences of such an assumption.

Events of Default

In addition to the events of default described in the prospectus under “Description of the Debt Securities — Provisions applicable to each indenture — Events of Default,” each of the following will constitute an event of default with respect to the notes under the indenture:

(1) our failure to deliver cash, or, if applicable, shares of our common stock, upon conversion of a note, and that failure continues for 10 calendar days;

(2) our failure to give notice to the trustee and each holder of the notes of a fundamental change, as provided under “— Fundamental Change Requires Us to Repurchase Notes at the Option of the Holder” or “— Conversion Rights — Make-Whole Amount”; and

(3) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by us or any of our subsidiaries (or the payment of which is guaranteed by us or any of our subsidiaries), which default is caused by a failure to pay principal of or premium or interest on such indebtedness prior to the expiration of any grace period provided in such indebtedness, including any extension thereof (a “payment default”), or results in the acceleration of such indebtedness prior to its stated maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates in excess of $25.0 million and provided, further, that if any such default is cured or waived or any such acceleration rescinded, or such indebtedness is repaid, within a period of 10 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such event of default and any consequential acceleration of the notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree.

If an event of default described above shall occur and be continuing, the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare the notes due and payable at their principal amount together with accrued interest, and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of notes by appropriate judicial proceedings. Such declaration may be rescinded and annulled with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding on behalf of all holders of notes, subject to the provisions of the indenture.

Notwithstanding the foregoing, the indenture will provide that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive additional interest on the notes equal to 0.25% of the principal amount of the notes. If we so elect, such additional interest will be effective with respect to all outstanding notes on or before the date on which such event of default first occurs. On the 120th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 120th day), the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of the notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above.

Modification and Amendment

In addition to those provisions described in the accompanying prospectus, the supplemental indenture with respect to the notes will provide that, without the consent of the holder of each note issued under the supplemental indenture, no modification to the indenture may:

(1) make any change that adversely affects the right to convert any note; or

(2) reduce any amount payable upon redemption or repurchase of any note (including the fundamental change purchase price of any note).

Calculations in Respect of Notes

Except as otherwise provided above, we will be responsible for making all calculations called for under the notes. These calculations include, but are not limited to, determinations of the last reported sale prices and the VWAP prices of our common stock, accrued interest payable on the notes and the daily settlement amounts. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of notes upon the request of that holder.

Global Notes: Book-Entry Form

The notes will be represented by one or more global securities. A global security is a special type of indirectly held security. Each global security will be deposited with, or on behalf of, DTC and be registered in the name of a nominee of DTC. Except under the circumstances described below, the notes will not be issued in definitive form in the name of individual holders.

Investors may hold interests in the notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the underwriters with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to DTC participants (i.e., persons that have accounts with DTC or its nominee) or persons that may hold interests through DTC participants including Euroclear and Clearstream. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (except with respect to persons that are themselves DTC participants).

So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee will be considered the sole owner or holder of the notes represented by that global security under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the notes under the indenture. Principal and interest payments on notes registered in the name of DTC or its nominee will be made to DTC or the nominee, as the registered owner. Neither our company, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Those limits and laws may impair the ability to transfer beneficial interests in a global security.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately the participants’ accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the entire global security for the notes. In addition, we may at any time choose not to have notes represented by a global security and will then issue notes in definitive form in exchange for the entire global security relating to the notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by the global security equal in principal amount to that beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

Notices

Notices to holders of notes will be given by mail to the holder’s address as it appears in the notes register.

Information Regarding the Trustee

Wells Fargo Bank, National Association, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, registrar and custodian with regard to the notes. The trustee and its affiliates may from time to time in the future provide banking and other services to us in the ordinary course of their business.

Governing Law

The indenture and the notes will be governed by, and construed in accordance with, the law of the State of New York.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS

Scope of Discussion

The following discussion summarizes the material U.S. federal income and, in the case of non-U.S. holders (as defined below), estate tax considerations relating to the ownership and disposition of the notes and shares of common stock into which the notes are convertible and represents the opinion of our counsel, Baker Botts L.L.P., insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters.

This discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated under the Internal Revenue Code, court decisions, published positions of the Internal Revenue Service and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders of the notes who purchase the notes at their “issue price” and who hold the notes and the ordinary shares into which such notes are convertible as capital assets. For this purpose only, the “issue price” of the notes is the first price at which a substantial amount of the notes are sold for cash to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. For purposes of this discussion, “holder” means either a U.S. holder (as defined below) or a non-U.S. holder (as defined below) or both, as the context may require.

This discussion does not address all of the U.S. federal income tax consequences that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as:

•	a financial institution,

•	a tax-exempt organization,

•	an S corporation or other pass-through entity,

•	an insurance company,

•	a mutual fund,

•	a dealer in stocks and securities, or foreign currencies,

•	a trader in securities who elects the mark-to-market method of accounting for its securities,

•	a holder who is subject to the alternative minimum tax provisions of the Internal Revenue Code,

•	certain expatriates or former long-term residents of the United States or a United States person that has a functional currency other than the U.S. dollar,

•	a domestic personal holding company,

•	a regulated investment company,

•	a real estate investment trust, or

•	a holder who holds the notes as part of a hedge, conversion or constructive sale transaction, straddle, wash sale, or other risk reduction transaction.

Moreover, this discussion does not address any aspect of non-income taxation (other than the discussion set forth below in “Material U.S. Federal Income and Estate Tax Considerations — Non-U.S. Holders — United States Federal Estate Tax”) or state, local or foreign taxation. No ruling has been or will be obtained from the Internal Revenue Service regarding the U.S. federal tax consequences relating to the purchase, ownership or disposition of the notes or the shares of common stock into which the notes are convertible. As a result, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

If an entity classified as a partnership holds the notes or common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding the notes or common stock, you should consult your own tax advisors.

THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES OR THE SHARES OF COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE. WE URGE YOU TO CONSULT A TAX ADVISER REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES OR THE SHARES OF COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE IN LIGHT OF YOUR OWN SITUATION.

U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to U.S. holders of the notes. The discussion is subject to the assumptions and limitations set forth above in “Material U.S. Federal Income and Estate Tax Considerations — Scope of Discussion.” As used in this discussion, a “U.S. holder” is a beneficial owner of a note who, for U.S. federal income tax purposes, is:

•	an individual U.S. citizen or resident alien,

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under U.S. law (federal or state),

•	an estate whose worldwide income is subject to U.S. federal income tax, or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Internal Revenue Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

Payments of Interest on the Notes

In general, a U.S. holder will be required to include interest received on a note as ordinary income at the time it accrues or is received in accordance with the holder’s regular method of accounting for U.S. federal income tax purposes.

Additional Interest Amounts

We intend to take the position that the possibility that holders of the notes will be paid liquidated damages as described under the heading “Description of the Notes — Events of Default” is a remote and incidental contingency as of the issue date of the notes within the meaning of the applicable Treasury Regulations. Accordingly, any such additional amount should be taxable to U.S. holders as ordinary income only at the time it accrues or is received in accordance with such holder’s regular method of accounting for U.S. federal income tax purposes. Our determination that the payment of additional amounts is a remote and incidental contingency is binding upon all holders of the notes, unless a holder properly discloses to the Internal Revenue Service that it is taking a contrary position.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Generally, the sale, exchange, redemption or other taxable disposition of a note (other than a conversion of a note into cash and shares of common stock described below under “— Conversion of the Notes”) will result in taxable gain or loss to a U.S. holder equal to the difference between (1) the amount of cash plus the fair market value of any other property received by the U.S. holder in the sale, exchange, redemption or other taxable disposition (excluding amounts attributable to accrued but unpaid interest, which will be taxed as described under “— Payments of Interest on the Notes,” above) and (2) the holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note will generally equal the holder’s original purchase price for the note.

Gain or loss recognized on the sale, exchange, redemption or other taxable disposition of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. A reduced tax rate on capital gain generally will apply to long term capital gain of a non-corporate shareholder. There are limitations on the deductibility of capital losses.

Conversion of the Notes

If a holder converts a note and we deliver solely cash in satisfaction of our obligation, the holder will generally be subject to the rules described under “— Sale, Exchange, Redemption or Other Taxable Disposition,” above.

If a holder converts a note and we deliver a combination of cash and shares of common stock, the holder generally should recognize gain, but not loss. Such gain generally should equal the excess of the sum of the fair market value of the shares of common stock and cash received (other than cash attributable to accrued interest, which will be taxable as described under “— Payments of Interest on the Notes,” above, and cash received in lieu of a fractional share) over the holder’s tax basis in the notes (excluding the portion of the tax basis that is allocable to a fractional share), except that in no event should the gain recognized exceed the amount of cash the holder receives (other than cash received in lieu of a fractional share or cash attributable to accrued interest).

Cash received in lieu of a fractional share should be treated as a payment in exchange for the fractional share. Accordingly, the receipt of cash in lieu of a fractional share should generally result in a holder’s recognition of gain or loss, if any, measured by the difference between the cash received for the fractional share and the portion of the holder’s tax basis in the notes that is allocable to the fractional share.

Any gain or loss recognized on the conversion would generally be capital gain or loss, and would be taxable as described under “— Sale, Exchange, Redemption or Other Taxable Disposition,” above.

A holder’s tax basis in any shares of common stock received upon conversion (other than shares attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the shares were received) should generally equal the holder’s adjusted tax basis in the note at the time of the conversion, subject to the following adjustments:

•	a reduction by an amount equal to that portion of the holder’s tax basis in the note that is allocable to any fractional share,

•	a reduction by the amount of cash the holder received in the conversion (other than cash received in lieu of a fractional share or cash attributable to accrued interest) and

•	an increase by the amount of gain, if any, recognized by the holder on the conversion (other than gain with respect to a fractional share).

The holding period for common shares received on conversion should generally include the holding period of the note converted.

Notwithstanding the above, there is a possibility that the conversion could be treated as a partial taxable sale of the note and a partial tax-free conversion of the note. A holder should consult its tax advisor regarding the U.S. federal income tax consequences of the receipt of both cash and shares of common stock upon conversion of a note.

Constructive Distributions

Holders of convertible debt instruments such as the notes may, in certain circumstances, be deemed to have received distributions on shares if the conversion rate of such instruments is adjusted. However, adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the notes will generally not be deemed to result in a constructive distribution of shares.

Certain of the possible adjustments provided in the notes may not qualify as being pursuant to a bona fide reasonable adjustment formula. For example, a constructive distribution would result if the conversion rate were adjusted to compensate holders of notes for distributions of cash to our shareholders. The adjustment to the conversion rate of notes converted in connection with certain changes in control, as described under “Description of the Notes — Conversion Rights — Make-Whole Amount,” may also be treated as a constructive distribution.

If such adjustments are made, a holder may be deemed to have received constructive distributions includible in its income in the manner described below under “— Distributions on and Sales of the Common Stock” even though the holder has not received any cash or property as a result of such adjustments (although it is not entirely clear whether the lower applicable capital gains rate described in “— Distributions on and Sales of the Common Stock” would apply to such a constructive distribution).

In addition, in certain circumstances, the failure to provide for such an adjustment may also result in a constructive distribution to a holder. Generally, a holder’s tax basis in the notes will be increased to the extent of any such constructive distribution treated as a dividend.

It is unclear whether corporate holders would be entitled to claim the dividends-received deduction with respect to any such constructive dividends.

Distributions on and Sales of the Common Stock

U.S. holders will be required to include in gross income as ordinary income the gross amount of any distribution on the shares of common stock to the extent that the distribution is paid out of our current or accumulated earnings and profits as determined for U.S. tax purposes (a “dividend”). Under current law, dividends received by a non-corporate shareholder will generally be subject to U.S. federal income tax at a maximum rate of 15%, provided certain holding period requirements are met. This reduced rate of tax on dividends is scheduled to expire effective for taxable years beginning after December 31, 2010. Dividends received by a corporation may be eligible for a dividends-received deduction, subject to applicable limitations.

Distributions in excess of current and accumulated earnings and profits will be applied first to reduce the U.S. holder’s tax basis in the shares. To the extent that the distribution exceeds the holder’s tax basis, the excess will constitute gain from a sale or exchange of the shares.

A U.S. holder of our shares of common stock will generally recognize gain or loss for U.S. tax purposes upon the sale or exchange of such shares in an amount equal to the difference between the amount realized from such sale or exchange and the holder’s tax basis in such shares. Such gain or loss will be capital gain or loss.

Under current law, long-term capital gain of non-corporate shareholders is subject to tax at a maximum rate of 15%. However, this reduced rate is scheduled to expire effective for taxable years beginning after December 31, 2010. There are limitations on the deductibility of capital losses.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply to payments of interest on the notes and dividends on shares of common stock and to the proceeds of a sale of a note or share of common stock paid to a U.S. holder unless the holder is an exempt recipient such as a corporation. Backup withholding will apply to those payments if the U.S. holder fails to provide the holder’s taxpayer identification number, or certification of exempt status, or if the holder otherwise fails to comply with applicable requirements to establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

The following is a discussion of the material U.S. federal income tax consequences that will apply to non-U.S. holders of the notes or shares of common stock. The discussion is subject to the assumptions and limitations set forth above in “Material U.S. Federal Income and Estate Tax Considerations — Scope of Discussion.” As used in this discussion, a “non-U.S. holder” is a beneficial owner of the notes, other than an entity or arrangement treated as a partnership for U.S. federal income tax purposes, who is not a U.S. holder.

Payments of Interest on the Notes

The payment of interest on a note to a non-U.S. holder will not be subject to U.S. federal withholding tax under the “portfolio interest exemption,” provided that:

•	interest paid on the note is not effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States;

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our shares of common stock;

•	the non-U.S. holder is not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code; and

•	the U.S. payor does not have actual knowledge or reason to know that the holder is a U.S. person and either (1) the beneficial owner of the note certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on United States Treasury Form W-8BEN (or a suitable substitute form), or (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) and holds the note, certifies under penalties of perjury that a Form W-8BEN (or a substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy of the form or the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury Regulations.

If the non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the holder will be subject to a 30% U.S. federal withholding tax, unless the holder provides the payor with either (i) a properly executed IRS Form W-8BEN (or suitable substitute form) claiming an exemption from or reduction in withholding under an applicable income tax treaty or (ii) a properly executed IRS Form W-8ECI (or suitable substitute form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with the holder’s conduct of a trade or business in the United States.

Except to the extent otherwise provided under an applicable tax treaty, a non-U.S. holder generally will be taxed in the same manner as a U.S. holder with respect to interest on a note if such interest is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business. Effectively connected interest received by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.

Distributions (and Constructive Distributions) on Our Common Stock

Except as provided below, any dividends paid to a non-U.S. holder with respect to the shares of common stock (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the conversion rate including, without limitation, adjustments in respect of taxable dividends to holders of our common stock, see “ — Conversion of the Notes — Constructive Distributions” above) will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). Any withholding tax on a deemed dividend may be withheld from interest, shares of common stock or sales proceeds subsequently paid or credited to the non-U.S. holder. In order to obtain a reduced rate of withholding under an applicable income tax treaty, the non-U.S. holder will be required to provide a properly executed IRS Form W-8BEN (or suitable substitute form) certifying the holder’s entitlement to benefits under the treaty.

Dividends that are effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. A non-U.S. holder will be required to provide a properly executed IRS Form W-8ECI (or suitable substitute form) in order for the holder’s effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

Sale, Exchange, Redemption, Conversion or other Disposition of Notes or Shares of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on gain realized on the sale, exchange or retirement of a note, including the exchange of a note for a combination of cash and shares of common stock, or the sale or exchange of shares of common stock, unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the holder);

•	the non-U.S. holder is an individual present in the United States for 183 days or more in the year of such sale, exchange or retirement and either (1) has a “tax home” in the United States and certain other requirements are met, or (2) the gain from the disposition is attributable to an office or other fixed place of business the non-U.S. holder maintains in the United States; or

•	we are or have been a “U.S. real property holding corporation,” or a USRPHC, for U.S. federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”).

If the non-U.S. holder is an individual described in the first bullet point above, the holder will be subject to tax on the net gain derived from the sale, exchange, redemption, conversion or other taxable disposition under regular graduated U.S. federal income tax rates. If the non-U.S. holder is an individual described in the second bullet point above, the holder will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption, conversion or other taxable disposition, which may be offset by U.S. source capital losses, even though the non-U.S. holder is not considered a resident of the United States. If the non-U.S. holder is a foreign corporation that falls under the first bullet point above, the holder will be subject to tax on the net gain in the same manner as if the holder were a United States person as defined under the Code, and, in addition, the holder may be subject to the branch profits tax equal to 30% of the holder’s effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to third bullet point above, we believe that we currently are, and expect to be for the foreseeable future, a USRPHC. However, as long as our common stock is “regularly traded on an established securities market,” a non-U.S. holder will not be subject to U.S. federal income tax on a net income basis with respect to any gain realized on the notes or our common stock solely because of our status as a USRPHC, if such non-U.S. holder did not own actually or constructively either (i) more than 5% of the notes if the notes were considered to be “regularly traded on an established securities market,” (ii) an amount of the notes that had a fair market value greater than the fair market value on that date of 5% of our common stock if the notes were considered not to be “regularly traded on an established securities market,” or (iii) more than 5% of our common stock (including by virtue of ownership of the notes), in each case, at any time during the shorter of the five-year period preceding the date of the disposition or the holder’s holding period. We do not expect that the notes will be considered to be “regularly traded on an established securities market.”

If our common stock was not considered to be “regularly traded on an established securities market,” or if at any time during the shorter of the five-year period preceding the date of the disposition or the non-U.S. holder’s holding period, the non-U.S. holder owned actually or constructively either (i) more than 5% of the notes if the notes were considered to be “regularly traded on an established securities market,” (ii) an amount of the notes that had a fair market value greater than the fair market value on that date of 5% of our common stock if the notes were considered not to be “regularly traded on an established securities market,” or (iii) more than 5% of our common stock (including by virtue of ownership of the notes), then any gain recognized by a non-U.S. holder on the sale or other disposition of our common stock or notes would be treated as effectively connected with a U.S. trade or business and would be subject to U.S. federal income tax at regular graduated U.S. federal income tax rates and in much the same manner as applicable to U.S. holders. If our common stock was not considered to be “regularly traded on an established securities market,” a non-U.S. holder could also be subject to certain withholding taxes imposed on the gross proceeds realized with respect to the sale or other disposition of the notes or our common stock. Non-U.S. holders described in this paragraph are urged to consult their own tax advisors in determining the U.S. tax consequences of their investment in the notes or our common stock.

Any cash or shares of common stock that a non-U.S. holder receive on the sale, exchange, redemption, conversion or other disposition of a note which is attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under “— Payments of Interest on the Notes.”

United States Federal Estate Tax

A non-U.S. holder’s estate will not be subject to United States federal estate tax on notes beneficially owned by the holder at the time of the holder’s death, provided that any payment to such holder on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the “portfolio interest exemption” described above under “— Payments of Interest on the Notes” without regard to the statement requirement described in the last bullet point. However, shares of common stock held by a non-U.S. holder or an entity the property of which is potentially includible in such holder’s gross estate for United States federal estate tax purposes at the time of the holder’s death will be treated as U.S. situs property subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report to the Internal Revenue Service and to the non-U.S. holder the amount of interest and dividends paid to such holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

In general, a non-U.S. holder will not be subject to backup withholding with respect to payments of interest or dividends that we make to the holder provided that we do not have actual knowledge or reason to know that the holder is a United States person, as defined under the Internal Revenue Code, and we have received from the non-U.S. holder the statement described above in the last bullet point under “— Payments of Interest on the Notes.”

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that the holder is a United States person, as defined under the Internal Revenue Code, or the holder otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated May   , 2008, we have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC and RBC Capital Markets Corporation are acting as joint bookrunners, the following respective principal amounts of notes:

Principal
Amount
Underwriter	of Notes

Credit Suisse Securities (USA) LLC	$
RBC Capital Markets Corporation
J.P. Morgan Securities Inc.
UBS Securities LLC

Total	$275,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the notes if any are purchased, other than those notes covered by the option to purchase additional notes described below. The underwriting agreement also provides that if an underwriter defaults on its purchase commitments, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

We have granted to the underwriters a 30-day option to purchase an aggregate of not more than $41,250,000 additional principal amount of the notes at the initial public offering price less the underwriting discounts and commissions. The underwriters may exercise this option at any time within the 30-day period beginning on the date of this prospectus supplement.

The underwriters propose to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of     % of the principal amount per note. After the initial public offering the representative may change the public offering price and concession and discount to broker/dealers.

We estimate that our share of total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $275,000. The following table summarizes the compensation we will pay:

	Per Note		Total
	Without	With	Without	With
	Additional Notes	Additional Notes	Additional Notes	Additional Notes
	Subject to	Subject to	Subject to	Subject to
	Underwriters’	Underwriters’	Underwriters’	Underwriters’
	Option	Option	Option	Option

Underwriting discounts and commissions payable by us	%	%	$	$

The notes are a new issue of securities with no established trading market. The underwriters have advised us that one or more of the underwriters intends to make a secondary market for the notes. However, they are not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

We have agreed that we will not offer, sell, pledge, contract to sell or otherwise dispose of, or grant any option, right or warrant to purchase from us directly or indirectly, enter into any swap, hedge or any other agreement that transfers, in whole or in part, the economic consequences of ownership, establish or increase a “put equivalent position” or liquidate or decrease a “call equivalent position” within the meaning of Section 16 of the Exchange Act, or file with the SEC a registration statement (other than a registration statement relating to our director and employee stock plans in effect on the date of this prospectus supplement) under the Securities Act relating to, any securities substantially similar to the notes, shares of our common stock, or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose our intention to make any offer, sale, disposition or filing, without the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions, including an exception that permits us to offer and sell securities pursuant to our incentive stock plan existing on the date hereof and awards thereunder.

Our executive officers and directors have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any debt securities or shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, offer, sell, contract to sell, contract to purchase any option, right or warrant to purchase any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, or such other securities, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement or make any demand for or exercise any right with respect to, the registration of our common stock or any security convertible into or exercisable or exchangeable for our common stock, without, in each case, the prior written consent of Credit Suisse Securities (USA) LLC for a period of 60 days after the date of this prospectus supplement, subject to certain exceptions, including (1) any transfer that is bona fide gift or any transfer to a trust for the benefit of the officer or director or an immediate family member, provided the transferee agrees to be bound in writing by the terms of the agreement, (2) any sales or option exercises pursuant to Rule 10b5-1 trading plans in effect as of the date of this prospectus and (3) total sales by such executive officers and directors not to exceed 65,000 shares in the aggregate, principally to satisfy federal income and other tax obligations arising as a result of the scheduled vesting of restricted shares of common stock previously granted to them under our incentive plan.

We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, or to contribute to payments which the underwriters may be required to make in that respect.

In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934 (the “Exchange Act”).

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Over-allotment involves sales by the underwriters of notes in excess of the principal amount of notes the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the principal amount of the notes over-allotted by the underwriters is not greater than the principal amount of notes that they may purchase in the over-allotment option. In a naked short position, the principal amount of notes involved is greater than the principal amount of the notes in the option to purchase additional notes. The underwriters may close out any short position by either exercising their option to purchase additional notes and/or purchasing notes in the open market.

•	Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of notes to close out the short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through their option to purchase additional notes. If the underwriters sell more notes than could be covered by the option to purchase additional notes, a naked short position, that position can only be closed out by buying notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

•	In passive market making, market makers in the notes who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchases of the notes until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representative may agree to allocate securities to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of the notes to the public may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any notes may be made at any time under the following exemptions under the Prospectus Directive if they have been implemented in the Relevant Member State:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of notes shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

All of the foregoing restrictions relating to the notes offered hereby also apply to the common stock issuable upon conversion of the notes.

Certain of the underwriters and their affiliates have performed or may perform investment banking and financial advisory services for us from time to time, for which they have or will receive customary compensation. Affiliates of certain of the underwriters of this offering will receive repayment of amounts outstanding under our $225 million second lien credit facility and our $200 million senior secured revolving credit facility from the net proceeds of this offering that are, in the aggregate, more than 10% of the net proceeds of this offering. Because affiliates of the underwriters will receive more than 10% of the entire net proceeds in this offering, the underwriters may be deemed to have a “conflict of interest” under Rule 2710(h) of the Conduct Rules of the National Association of Securities Dealers, or NASD (which are part of the rules of the Financial Industry Regulatory Authority). Accordingly, this offering will be made in compliance with the applicable provisions of Rule 2720 of the Conduct Rules. Rule 2720 requires that the public offering price can be no higher than that recommended by a “qualified independent underwriter,” as defined by the rule. RBC Capital Markets Corporation is serving in that capacity and performed due diligence investigations and reviewed and participated in the preparation of this prospectus supplement.

LEGAL MATTERS

The validity of the notes and certain other legal matters in connection with the issuance of the notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas. Certain other legal matters in connection with the issuance of the notes will be passed upon for us by Gerald A. Morton, our General Counsel and Vice President — Business Development. Certain legal matters with respect to the notes will be passed upon for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

Our consolidated financial statements for the years ended December 31, 2005, 2006 and 2007 and management’s assessment of the effectiveness of internal control over financial reporting for the years ended December 31, 2005 and 2006, which is included in Management’s Report on Internal Control Over Financial Reporting, incorporated by reference in this prospectus, have been audited by Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, to the extent indicated in their reports thereon also incorporated by reference. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting have been so incorporated herein by reference in reliance on such reports given on the authority of said firm as experts in accounting and auditing.

The letter reports of Ryder Scott Company, L.P., Fairchild & Wells, Inc. and LaRoche Petroleum Consultants, Ltd., each independent consulting petroleum engineers, and certain information as of December 31, 2007, 2006 and 2005 with respect to Ryder Scott Company and Fairchild & Wells, Inc. and as of December 31, 2007 and 2006 with respect to LaRoche Petroleum with respect to our oil and gas reserves derived from such reports and certain information with respect to our oil and gas reserves derived from the reports of DeGolyer and MacNaughton as of December 31, 2005, independent consulting petroleum engineers, have been incorporated by reference into this prospectus upon the authority of each such firm as experts with respect to such matters covered in such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these documents at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov and our website at http://www.carrizo.cc under “Links — SEC Documents.” Copies of these reports, proxy statements and other information concerning us can also be inspected at the offices of the Nasdaq Stock Market, Inc., which are located at 1735 K Street N.W., Washington, D.C. 20006. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

This prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Whenever a reference is made in this prospectus to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of or incorporated by reference into the registration statement. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We incorporate by reference the documents listed below and future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference) after the effectiveness of this registration statement and until the termination of offerings under this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2007;

•	our current reports on Form 8-K filed on January 3, 2008, January 31, 2008, February 11, 2008 (excluding Item 2.02 and the related exhibit), February 14, 2008 (excluding Item 7.01 and the related exhibit) and May 21, 2008 (excluding Item 7.01 and the related exhibit);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2008, as amended by our quarterly report on Form 10-Q/A for the quarter ended March 31, 2008; and

•	the description of our common stock in our Registration Statement on Form 8-A (Registration No. 000-22915) filed on July 31, 1997.

PROSPECTUS

Carrizo Oil & Gas, Inc.
Senior Debt Securities
Subordinated Debt Securities
Common Stock
Preferred Stock
Warrants

We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Our common stock is listed on the Nasdaq Global Select Market under the symbol “CRZO.”

You should consider carefully the risk factors beginning on page 2 of this prospectus and in any applicable prospectus supplement before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2008.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we use this prospectus to offer securities, we will provide a prospectus supplement and, if applicable, a pricing supplement that will describe the specific terms of the offering. The prospectus supplement and any pricing supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus, the prospectus supplement and any pricing supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus, the prospectus supplement and any pricing supplement. We have not authorized anyone to provide you with different information. You should assume that the information appearing in or incorporated by reference into this prospectus, any prospectus supplement and any pricing supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

i

CARRIZO OIL & GAS, INC.

We are an independent energy company engaged in the exploration, development and production of natural gas and oil. Our current operations are focused in proven, producing natural gas and oil geologic trends in the Barnett Shale area in North Texas and along the onshore Gulf Coast area in Texas and Louisiana, primarily in the Miocene, Wilcox, Frio and Vicksburg trends. Our other interests include properties in the U.K. North Sea, East Texas and acreage in shale plays in the Barnett/Woodford in West Texas/New Mexico, the Floyd/Neal in Mississippi, the Fayetteville in Arkansas, the western New Albany in Kentucky/Illinois and the Marcellus Shale in Pennsylvania/New York/West Virginia and other properties in the Gulf of Mexico. We also have a coalbed methane investment in the Rocky Mountains through our ownership of common stock of Pinnacle Gas Resources, Inc. (Nasdaq National Market: “PINN”) and through direct operations. Unless the context otherwise requires, all references to “we,” “us,” “our” and “the Company” refer to Carrizo Oil & Gas, Inc. and its subsidiaries. The term “you” refers to a prospective investor.

Our principal executive offices are located at 1000 Louisiana, Suite 1500, Houston, Texas 77002, and our telephone number at that location is (713) 328-1000. Information contained on our website, http://www.crzo.net, is not part of this prospectus.

RISK FACTORS

An investment in our securities involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Where You Can Find More Information,” including our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q. This prospectus also contains forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition or results of operations could be adversely affected. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Risks Related to Our Company

Natural gas and oil drilling is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

Our success will be largely dependent upon the success of our drilling program. Drilling for natural gas and oil involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors beyond our control, including:

•	unexpected or adverse drilling conditions;

•	elevated pressure or irregularities in geologic formations;

•	equipment failures or accidents;

•	adverse weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the availability of drilling rigs, crews and equipment.

Because we identify the areas desirable for drilling from 3-D seismic data covering large areas, we may not seek to acquire an option or lease rights until after the seismic data is analyzed or until the drilling locations are also identified; in those cases, we may not be permitted to lease, drill or produce natural gas or oil from those locations.

Even if drilled, our completed wells may not produce reserves of natural gas or oil that are economically viable or that meet our earlier estimates of economically recoverable reserves. Our overall drilling success rate or our drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in our production and revenues and materially harm our operations and financial condition by reducing our available cash and resources. Because of the risks and uncertainties of our business, our future performance in exploration and drilling may not be comparable to our historical performance described in this prospectus, any prospectus supplement and our filings with the SEC.

We may not adhere to our proposed drilling schedule.

Our final determination of whether to drill any scheduled or budgeted wells will be dependent on a number of factors, including:

•	the results of our exploration efforts and the acquisition, review and analysis of the seismic data;

•	the availability of sufficient capital resources to us and the other participants for the drilling of the prospects;

•	the approval of the prospects by the other participants after additional data has been compiled;

•	economic and industry conditions at the time of drilling, including prevailing and anticipated prices for natural gas and oil and the availability and prices of drilling rigs and crews; and

•	the availability of leases and permits on reasonable terms for the prospects.

Although we have identified or budgeted for numerous drilling prospects, we may not be able to lease or drill those prospects within our expected time frame or at all. Wells that are currently part of our capital budget may be based on statistical results of drilling activities in other 3-D project areas that we believe are geologically similar rather than on analysis of seismic or other data in the prospect area, in which case actual drilling and results are likely to vary, possibly materially, from those statistical results. In addition, our drilling schedule may vary from our expectations because of future uncertainties.

Our reserve data and estimated discounted future net cash flows are estimates based on assumptions that may be inaccurate and are based on existing economic and operating conditions that may change in the future.

There are uncertainties inherent in estimating natural gas and oil reserves and their estimated value, including many factors beyond the control of the producer. The reserve data incorporated by reference in this prospectus represents only estimates. Reservoir engineering is a subjective and inexact process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner and is based on assumptions that may vary considerably from actual results.

Accordingly, reserve estimates may be subject to upward or downward adjustment, and actual production, revenue and expenditures with respect to our reserves likely will vary, possibly materially, from estimates. Additionally, there recently has been increased debate and disagreement over the classification of reserves, with particular focus on proved undeveloped reserves. Changes in interpretations as to classification standards, or disagreements with our interpretations, could cause us to write down these reserves.

As of December 31, 2007, approximately 62% of our proved reserves were proved undeveloped and proved nonproducing. Moreover, some of the producing wells included in our reserve reports as of December 31, 2007 had produced for a relatively short period of time as of that date. Because most of our reserve estimates are calculated using volumetric analysis, those estimates are less reliable than estimates based on a lengthy production history. Volumetric analysis involves estimating the volume of a reservoir based on the net feet of pay of the structure and an estimation of the area covered by the structure based on seismic analysis. In addition, realization or recognition of our proved undeveloped reserves will depend on our development schedule and plans. Lack of certainty with respect to development plans for proved undeveloped reserves could cause the discontinuation of the classification of these reserves as proved. Although we have increased our development of the Camp Hill Field in East Texas, we have in the past chosen to delay development of our proved undeveloped reserves in the Camp Hill Field in favor of pursuing shorter-term exploration projects with higher potential rates of return, adding to our lease position in this field and further evaluating additional economic enhancements for this field’s development.

The discounted future net cash flows incorporated by reference in this prospectus are not necessarily the same as the current market value of our estimated natural gas and oil reserves. As required by the SEC, the estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate. Actual future net cash flows also will be affected by factors such as:

•	the actual prices we receive for natural gas and oil;

•	our actual operating costs in producing natural gas and oil;

•	the amount and timing of actual production;

•	supply and demand for natural gas and oil;

•	increases or decreases in consumption of natural gas and oil; and

•	changes in governmental regulations or taxation.

In addition, the 10% discount factor we use when calculating discounted future net cash flows for reporting requirements in compliance with the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 69 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with us or the natural gas and oil industry in general.

We depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent we conduct successful exploration and development activities or acquire properties containing proved reserves, or both, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is, therefore, highly dependent on our level of success in finding or acquiring additional reserves. In addition, we are dependent on finding partners for our exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in our exploration activities, we will be adversely affected.

Natural gas and oil prices are highly volatile, and lower prices will negatively affect our financial results.

Our revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil prices have been volatile, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuation in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty and a variety of additional factors beyond our control. These factors include:

•	the level of consumer product demand;

•	overall economic conditions;

•	weather conditions;

•	domestic and foreign governmental relations, regulations and taxes;

•	the price and availability of alternative fuels;

•	political conditions;

•	the level and price of foreign imports of oil and liquefied natural gas; and

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree upon and maintain production constraints and oil price controls.

Declines in natural gas and oil prices may materially adversely affect our financial condition, liquidity and ability to finance planned capital expenditures and results of operations.

We face strong competition from other natural gas and oil companies.

We encounter competition from other natural gas and oil companies in all areas of our operations, including the acquisition of exploratory prospects and proven properties. Our competitors include major integrated natural gas and oil companies and numerous independent natural gas and oil companies, individuals and drilling and income programs. Many of our competitors are large, well-established companies that have been engaged in the natural gas and oil business much longer than we have and possess substantially larger operating staffs and greater capital resources than we do. These companies may be able to pay more for exploratory projects and productive natural gas and oil properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these companies may be able to expend greater resources on the existing and changing technologies that we believe are and will be increasingly important to attaining success in the industry. Such competitors may also be in a better position to secure oilfield services and equipment on a timely basis or on favorable terms. We may not be able to conduct our operations, evaluate and select suitable properties and consummate transactions successfully in this highly competitive environment.

We may not be able to keep pace with technological developments in our industry.

The natural gas and oil industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, we may be placed at a competitive disadvantage, and competitive pressures may force us to implement those new technologies at substantial cost. In addition, other natural gas and oil companies may have greater financial, technical and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before we can. We may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies we use now or in the future were to become obsolete or if we are unable to use the most advanced commercially available technology, our business, financial condition and results of operations could be materially adversely affected.

We are subject to various governmental regulations and environmental risks.

Natural gas and oil operations are subject to various US and foreign federal, state and local government regulations that may change from time to time. Matters subject to regulation include discharge permits for drilling operations, plug and abandonment bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of natural gas and oil wells below actual production capacity in order to conserve supplies of natural gas and oil. Other U.S. and foreign federal, state and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation and disposal of natural gas and oil, by-products thereof and other substances and materials produced or used in connection with natural gas and oil operations. In addition, we may be liable for environmental damages caused by previous owners of property we purchase or lease. As a result, we may incur substantial liabilities to third parties or governmental entities and may be required to incur substantial remediation costs. Further, we or our affiliates hold certain mineral leases in the State of Montana that require coalbed methane drilling permits, the issuance of which has been challenged in pending litigation. We may not be able to obtain new permits in an optimal time period or at all. We also are subject to changing and extensive tax laws, the effects of which cannot be predicted. Compliance with existing, new or modified laws and regulations could have a material adverse effect on our business, financial condition and results of operations.

We are subject to various operating and other casualty risks that could result in liability exposure or the loss of production and revenues.

The natural gas and oil business involves operating hazards such as:

•	well blowouts;

•	mechanical failures;

•	explosions;

•	uncontrollable flows of oil, natural gas or well fluids;

•	fires;

•	geologic formations with abnormal pressures;

•	pipeline ruptures or spills;

•	releases of toxic gases; and

•	other environmental hazards and risks.

Any of these hazards and risks can result in the loss of hydrocarbons, environmental pollution, personal injury claims and other damage to our properties and the property of others.

Offshore operations are subject to a variety of operating risks, such as capsizing, collisions and damage or loss from hurricanes or other adverse weather conditions. These conditions can and have caused substantial damage to facilities and interrupt production. Our operations in the U.K. North Sea are dependent upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. Any significant change affecting these infrastructure facilities could materially harm our business. We deliver crude oil and natural gas through gathering systems and pipelines that we do not own. These facilities may be temporarily unavailable due to adverse weather conditions or may not be available to us in the future. As a result, we could incur substantial liabilities or experience reductions in revenue that could reduce or eliminate the funds available for our exploration and development programs and acquisitions, or result in the loss of properties.

A substantial portion of our operations is exposed to the additional risk of tropical weather disturbances.

A substantial portion of our production and reserves is located onshore South Louisiana and Texas. Operations in this area are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. For example, a number of our wells in the Gulf Coast were shut in following Hurricanes Katrina and Rita in 2005. In accordance with customary industry practices, we maintain insurance against some, but not all, of these risks.

Losses could occur for uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that any particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on our financial position and results of operations.

We may not have enough insurance to cover all of the risks we face.

We maintain insurance against losses and liabilities in accordance with customary industry practices and in amounts that management believes to be prudent; however, insurance against all operational risks is not available to us. We do not carry business interruption insurance. We may elect not to carry insurance if management believes that the cost of available insurance is excessive relative to the risks presented. In addition, we cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on our financial condition and results of operations.

We cannot control the activities on properties we do not operate and are unable to ensure their proper operation and profitability.

We do not operate all of the properties in which we have an interest. As a result, we have limited ability to exercise influence over, and control the risks associated with, operations of these properties. The failure of an operator of our wells to adequately perform operations, an operator’s breach of the applicable agreements or an operator’s failure to act in ways that are in our best interests could reduce our production and revenues. The success and timing of our drilling and development activities on properties operated by others therefore depend upon a number of factors outside of our control, including the operator’s

•	timing and amount of capital expenditures;

•	expertise and financial resources;

•	inclusion of other participants in drilling wells; and

•	use of technology.

The marketability of our natural gas production depends on facilities that we typically do not own or control, which could result in a curtailment of production and revenues.

The marketability of our production depends in part upon the availability, proximity and capacity of natural gas gathering systems, pipelines and processing facilities. We generally deliver natural gas through gas gathering systems and gas pipelines that we do not own under interruptible or short-term transportation agreements. Under the interruptible transportation agreements, the transportation of our gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. Our ability to produce and market natural gas on a commercial basis could be harmed by any significant change in the cost or availability of such markets, systems or pipelines.

Our future acquisitions may yield revenues or production that varies significantly from our projections.

In acquiring producing properties, we assess the recoverable reserves, future natural gas and oil prices, operating costs, potential liabilities and other factors relating to the properties. Our assessments are necessarily inexact and their accuracy is inherently uncertain. Our review of a subject property in connection with our acquisition assessment will not reveal all existing or potential problems or permit us to become sufficiently familiar with the property to assess fully its deficiencies and capabilities. We may not inspect every well, and we may not be able to observe structural and environmental problems even when we do inspect a well. If problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of those problems. Any acquisition of property interests may not be economically successful, and unsuccessful acquisitions may have a material adverse effect on our financial condition and future results of operations.

Our business may suffer if we lose key personnel.

We depend to a large extent on the services of certain key management personnel, including our executive officers and other key employees, the loss of any of whom could have a material adverse effect on our operations. We have entered into employment agreements with each of S.P. Johnson IV, our President and Chief Executive Officer, Paul F. Boling, our Vice President and Chief Financial Officer, J. Bradley Fisher, our Vice President and Chief Operating Officer, Gregory E. Evans, our Vice President of Exploration and Richard H. Smith, our Vice President of Land. We do not maintain key-man life insurance with respect to any of our employees. Our success will be dependent on our ability to continue to employ and retain skilled technical personnel.

We may experience difficulty in achieving and managing future growth.

We have experienced growth in the past primarily through the expansion of our drilling program. Future growth may place strains on our financial, technical, operational and administrative resources and cause us to rely more on project partners and independent contractors, possibly negatively affecting our financial condition and results of operations. Our ability to grow will depend on a number of factors, including:

•	our ability to obtain leases or options on properties, including those for which we have 3-D seismic data;

•	our ability to acquire additional 3-D seismic data;

•	our ability to identify and acquire new exploratory prospects;

•	our ability to develop existing prospects;

•	our ability to continue to retain and attract skilled personnel;

•	our ability to maintain or enter into new relationships with project partners and independent contractors;

•	the results of our drilling program;

•	hydrocarbon prices; and

•	our access to capital.

We may not be successful in upgrading our technical, operations and administrative resources or in increasing our ability to internally provide certain of the services currently provided by outside sources, and we may not be able to maintain or enter into new relationships with project partners and independent contractors. Our inability to achieve or manage growth may adversely affect our financial condition and results of operations.

We may continue to enter into derivative transactions to manage the price risks associated with our production. Our derivative transactions may result in our making cash payments or prevent us from benefiting from increases in prices for natural gas and oil.

Because natural gas and oil prices are unstable, we periodically enter into price-risk-management transactions such as swaps, collars, futures and options to reduce our exposure to price declines associated with a portion of our natural gas and oil production and thereby to achieve a more predictable cash flow. The use of these arrangements limits our ability to benefit from increases in the prices of natural gas and oil. Our derivative arrangements may apply to only a portion of our production, thereby providing only partial protection against declines in natural gas and oil prices. These arrangements may expose us to the risk of financial loss in certain circumstances, including instances in which production is less than expected, our customers fail to purchase contracted quantities of natural gas and oil or a sudden, unexpected event materially impacts natural gas or oil prices.

We have substantial capital requirements that, if not met, may hinder operations.

We have experienced and expect to continue to experience substantial capital needs as a result of our active exploration, development and acquisition programs. We expect that additional external financing will be required in the future to fund our growth. We may not be able to obtain additional financing, and financing under existing or new credit facilities may not be available in the future. Even if additional capital becomes available, it may not be on terms acceptable to us. Without additional capital resources, we may be forced to limit or defer our planned natural gas and oil exploration and development program and thereby adversely affect the recoverability and ultimate value of our natural gas and oil properties, in turn negatively affecting our business, financial condition and results of operations.

High demand for field services and equipment and the ability of suppliers to meet that demand may limit our ability to drill and produce our oil and natural gas properties.

Due to current industry demands, well service providers and related equipment and personnel are in short supply. This is causing escalating prices, delays in drilling and other exploration activities, the possibility of poor services coupled with potential damage to downhole reservoirs and personnel injuries. Such pressures will likely increase the actual cost of services, extend the time to secure such services and add costs for damages due to any accidents sustained from the overuse of equipment and inexperienced personnel.

Our credit facilities contain operating restrictions and financial covenants, and we may have difficulty obtaining additional credit.

Over the past few years, increases in commodity prices and proved reserve amounts and the resulting increase in our estimated discounted future net revenue have allowed us to increase our available borrowing amounts. In the future, commodity prices may decline, we may increase our borrowings or our borrowing base may be adjusted downward, thereby reducing our borrowing capacity. Our credit facilities are secured by a pledge of substantially all of our producing natural gas and oil properties and assets, are guaranteed by our subsidiaries CCBM, Inc., CLLR, Inc. and Hondo Pipeline, Inc. and contain covenants that limit additional borrowings, dividends, the incurrence of liens, investments, sales or pledges of assets, changes in control, repurchases or redemptions for cash of our common stock, speculative commodity transactions and other matters. The credit facilities also require that specified financial ratios be maintained. We may not be able to refinance our debt or obtain additional financing, particularly in view of the restrictions of our credit facilities on our ability to incur additional debt and the fact that substantially all of our assets are currently pledged to secure obligations under the credit facilities. The restrictions of our credit facilities and our difficulty in obtaining additional debt financing may have adverse consequences on our operations and financial results including:

•	our ability to obtain financing for working capital, capital expenditures, our drilling program, purchases of new technology or other purposes may be impaired;

•	the covenants in our credit facilities that limit our ability to borrow additional funds and dispose of assets may affect our flexibility in planning for, and reacting to, changes in business conditions;

•	because our indebtedness is subject to variable interest rates, we are vulnerable to increases in interest rates;

•	any additional financing we obtain may be on unfavorable terms;

•	we may be required to use a substantial portion of our cash flow to make debt service payments, which will reduce the funds that would otherwise be available for operations and future business opportunities;

•	a substantial decrease in our operating cash flow or an increase in our expenses could make it difficult for us to meet debt service requirements and could require us to modify our operations, including by curtailing portions of our drilling program, selling assets, reducing our capital expenditures, refinancing all or a portion of our existing debt or obtaining additional financing; and

•	we may become more vulnerable to downturns in our business or the economy.

In addition, under the terms of our credit facilities, our borrowing base is subject to redeterminations at least semi-annually based in part on prevailing natural gas and oil prices. In the event the amount outstanding exceeds the redetermined borrowing base, we could be forced to repay a portion of our borrowings. We may not have sufficient funds to make any required repayment. If we do not have sufficient funds and are otherwise unable to negotiate renewals of our borrowings or arrange new financing, we may have to sell a portion of our assets.

We may record ceiling limitation write-downs that would reduce our shareholders’ equity.

We use the full-cost method of accounting for investments in natural gas and oil properties. Accordingly, we capitalize all the direct costs of acquiring, exploring for and developing natural gas and oil properties. Under the full-cost accounting rules, the net capitalized cost of natural gas and oil properties may not exceed a “ceiling limit” that is based on the present value of estimated future net revenues from proved reserves, discounted at 10%, plus the lower of the cost or the fair market value of unproved properties. If net capitalized costs of natural gas and oil properties exceed the ceiling limit, we must charge the amount of the excess to operations through depreciation, depletion and amortization expense. This charge is called a “ceiling limitation write-down.” This charge does not impact cash flow from operating activities but does reduce our shareholders’ equity. The risk that we will be required to write down the carrying value of our natural gas and oil properties increases when natural gas and oil prices are low or volatile. In addition, write-downs would occur if we were to experience sufficient downward adjustments to our estimated proved reserves or the present value of estimated future net revenues, as further discussed in “— Our reserve data and estimated discounted future net cash flows are estimates based on assumptions that may be inaccurate and are based on existing economic and operating conditions that may change in the future.” Once incurred, a write-down of natural gas and oil properties is not reversible at a later date.

We participate in oil and natural gas leases with third parties.

We may own less than 100% of the working interest in certain leases acquired by us, and other parties will own the remaining portion of the working interest. Financial risks are inherent in any operation where the cost of drilling, equipping, completing and operating wells is shared by more than one person. We could be held liable for the joint activity obligations of the other working interest owners such as nonpayment of costs and liabilities arising from the actions of the working interest owners. In the event other working interest owners do not pay their share of such costs, we would likely have to pay those costs, which could materially adversely affect our financial condition.

We may incur losses as a result of title deficiencies.

We purchase working and revenue interests in the natural gas and oil leasehold interests upon which we will perform our exploration activities from third parties or directly from the mineral fee owners. The existence of a material title deficiency can render a lease worthless and can adversely affect our results of operations and financial condition. Title insurance covering mineral leaseholds is not generally available and, in all instances, we forego the expense of retaining lawyers to examine the title to the mineral interest to be placed under lease or already placed under lease until the drilling block is assembled and ready to be drilled. As is customary in our industry, we rely upon the judgment of natural gas and oil lease brokers or independent landmen who perform the field work in examining records in the appropriate governmental offices and abstract facilities before attempting to acquire or place under lease a specific mineral interest. We, in some cases, perform curative work to correct deficiencies in the marketability of the title to us. The work might include obtaining affidavits of heirship or causing an estate to be administered. In cases involving more serious title problems, the amount paid for affected natural gas and oil leases can be generally lost, and the target area can become undrillable.

We have risks associated with our foreign operations.

We currently have international activities and we continue to evaluate and pursue new opportunities for international expansion in select areas. Ownership of property interests and production operations in areas outside the United States is subject to the various risks inherent in foreign operations. These risks may include:

•	currency restrictions and exchange rate fluctuations;

•	loss of revenue, property and equipment as a result of expropriation, nationalization, war or insurrection;

•	increases in taxes and governmental royalties;

•	renegotiation of contracts with governmental entities and quasi-governmental agencies;

•	changes in laws and policies governing operations of foreign-based companies;

•	labor problems; and

•	other uncertainties arising out of foreign government sovereignty over our international operations.

Our international operations also may be adversely affected by the laws and policies of the United States affecting foreign trade, taxation and investment. In addition, if a dispute arises with respect to our foreign operations, we may be subject to the exclusive jurisdiction of foreign courts or may not be successful in subjecting foreign persons to the jurisdiction of the courts of the United States.

The threat and impact of terrorist attacks or similar hostilities may adversely impact our operations.

We cannot assess the extent of either the threat or the potential impact of future terrorist attacks on the energy industry in general, and on us in particular, either in the short-term or in the long-term. Uncertainty surrounding such hostilities may affect our operations in unpredictable ways, including the possibility that infrastructure facilities, including pipelines and gathering systems, production facilities, processing plants and refineries, could be targets of, or indirect casualties of, an act of terror or war.

Risks Related to Our Common Stock

The market price of our common stock is volatile.

The trading price of our common stock and the price at which we may sell common stock in the future are subject to large fluctuations in response to any of the following:

•	limited trading volume in our common stock;

•	quarterly variations in operating results;

•	our involvement in litigation;

•	general financial market conditions;

•	the prices of natural gas and oil;

•	announcements by us and our competitors;

•	our liquidity;

•	our ability to raise additional funds;

•	changes in government regulations; and

•	other events.

We do not anticipate paying dividends on our common stock in the near future.

We have not paid any dividends on our common stock in the past and do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business, including exploration, development and acquisition activities. Any future dividend payments will be restricted by the terms of our credit facilities.

Certain anti-takeover provisions may affect your rights as a shareholder.

Our articles of incorporation authorize our board of directors to set the terms of and issue preferred stock without shareholder approval. Our board of directors could use the preferred stock as a means to delay, defer or prevent a takeover attempt that a shareholder might consider to be in our best interest. In addition, our credit facilities contain terms that may restrict our ability to enter into change of control transactions, including requirements to repay our credit facilities on a change in control. These provisions, along with specified provisions of the Texas Business Corporation Act and our articles of incorporation and bylaws, may discourage or impede transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.

Sales of substantial amounts of shares of our common stock could cause the price of our common stock to decrease.

This prospectus covers the issuance by us of a substantial number of shares of our common stock. In addition, other investors may sell substantial number of shares of our common stock, as described in other filings under the Securities Act. These shares previously were not freely tradeable in the market. Our stock price may decrease due to the additional amount of shares available in the market.

Risks Related to Debt Securities

A holder’s right to receive payments on the debt securities is effectively subordinate to the rights of our existing and future secured creditors. Further, the guarantees of senior debt securities by the subsidiary guarantors are effectively subordinated to the subsidiary guarantors’ existing and future secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the subsidiary guarantors will have claims that are prior to the claims of holders of senior debt securities to the extent of the value of the assets securing that other indebtedness. Notably, we are party to two credit facilities, which are secured by liens on substantially all of our assets and are guaranteed by our subsidiaries CCBM, Inc., CLLR, Inc. and Hondo Pipeline, Inc. The senior debt securities will be effectively subordinated to that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the senior debt securities will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior debt securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the senior debt securities. As a result, holders of senior debt securities may receive less, ratably, than holders of senior indebtedness.

Holders of debt securities may be structurally subordinated to the creditors of our subsidiaries.

We currently conduct our coalbed methane operations and hold interests in Pinnacle Gas Resources, Inc. through our wholly-owned subsidiary CCBM, Inc. We also hold a large portion of our interests in the Barnett Shale area in North Texas through our wholly owned subsidiary CLLR, Inc. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we use to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries to the extent that our subsidiaries do not guarantee such debt securities.

A holder’s right to receive payments on the debt securities could be adversely affected if any of our subsidiaries is not a guarantor of the debt securities and declares bankruptcy, liquidates or reorganizes.

If any of our subsidiaries is not a guarantor of the debt securities and declares bankruptcy, liquidates or reorganizes, holders of such subsidiary’s indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of the subsidiary before any assets are made available for distribution to us.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of the debt securities to return payments received from guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of the applicable guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged or about to engage in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, a guarantor would be considered insolvent if, at the relevant time, the sum of its debts and other liabilities, including contingent liabilities, was greater than the sum of its assets at a fair valuation, and a guarantor that was generally not then paying its debts as they became due would be presumed to be insolvent.

We may incur additional debt ranking equal to the debt securities.

If we incur additional debt that ranks equally with the debt securities, the holders of that debt will be entitled to share ratably with the holders of the debt securities in any proceeds distributed in connection with any insolvency liquidation, reorganization, dissolution and other winding-up of us. This may have the effect of reducing the amount of proceeds paid to holders of debt securities.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents incorporated by reference in this prospectus, contains statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding:

•	our growth strategies;

•	our ability to explore for and develop natural gas and oil resources successfully and economically;

•	our estimates of the timing and number of wells we expect to drill and other exploration activities;

•	anticipated trends in our business;

•	our future results of operations;

•	our liquidity and our ability to finance our exploration and development activities;

•	our capital expenditure program;

•	future market conditions in the oil and gas industry;

•	our ability to make and integrate acquisitions; and

•	the impact of governmental regulation.

You generally can identify our forward-looking statements by the words “anticipate,” “believe,” “budgeted,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “scheduled,” “should,” or other similar words. More specifically, our forward-looking statements include, among others, statements relating to our schedule, targets, estimates or results of future drilling, including the number, timing and results of wells, budgeted wells, increases in wells, the timing and risk involved in drilling follow-up wells, expected working or net revenue interests, planned expenditures, prospects budgeted and other future capital expenditures, risk profile of oil and gas exploration, acquisition of 3-D seismic data (including number, timing and size of projects), planned evaluation of prospects, probability of prospects having oil and natural gas, expected production or reserves, increases in reserves, acreage, working capital requirements, hedging activities, the ability of expected sources of liquidity to implement our business strategy, future hiring, future exploration activity, production rates, potential drilling locations targeting coal seams, the outcome of legal challenges to new coalbed methane drilling permits in Montana, financing for our 2008 exploration and development program, and any other statements regarding future operations, financial results, business plans and cash needs and other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those relating to our dependence on our exploratory drilling activities, the volatility of oil and natural gas prices, the need to replace reserves depleted by production, operating risks of oil and natural gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, risks relating to our limited operating history in certain geographic areas, technological changes, our significant capital requirements, the potential impact of government regulations, adverse regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, industry partner issues, availability of equipment, weather, availability of financing, ability to obtain permits, the results of audits and assessments and other factors detailed in this prospectus and in our filings with the SEC.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and in other sections of this prospectus and described under “Risk Factors” and elsewhere in the documents that we incorporate by reference into this prospectus, including our annual report on Form 10-K for the fiscal year ended December 31, 2007 and in our other reports filed with the SEC. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update any forward-looking statement.

USE OF PROCEEDS

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

•	repayment or refinancing of debt,

•	acquisitions,

•	working capital,

•	capital expenditures, and

•	repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES AND EARNINGS TO
COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following table presents our historical ratio of earnings to fixed charges and historical ratio of earnings to combined fixed charges and preferred stock dividends for each of the years in the five-year period ended December 31, 2007 and for the three months ended March 31, 2008.

	Three Months
	Ended
	March 31,	Year Ended December 31,
	2008	2007		2006		2005		2004		2003

Ratio of Earnings to Fixed Charges	— (1)	1.49	x	1.97	x	2.11	x	5.18	x	4.40	x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	— (1)	1.49	x	1.97	x	2.11	x	4.72	x	3.53	x

(1)	Earnings for the quarter ended March 31, 2008 were insufficient to cover fixed charges by $5.1 million due to non-cash charges of $29.1 million associated with changes to the mark-to-market value of outstanding oil and natural gas derivatives and interest rate swaps.

For purposes of this table, “earnings” consist of income before income taxes, extraordinary items and cumulative effect of accounting changes, plus fixed charges (excluding capitalized interest, but including amortization of amounts previously capitalized). “Fixed charges” consist of interest (including capitalized interest) on all debt, amortization of debt discounts and expenses incurred on issuance, and an estimate of the interest within rental expense.

DESCRIPTION OF DEBT SECURITIES

Our debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities on a senior unsecured basis under one or more separate indentures between us, one or more of our subsidiaries CCBM, Inc., CLLR, Inc. and Hondo Pipeline, Inc., if they are guarantors (the “Subsidiary Guarantors”), and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a senior indenture. We will issue subordinated debt securities under one or more separate indentures between us, the Subsidiary Guarantors, if applicable, and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a subordinated indenture. We refer to the senior indentures and the subordinated indentures collectively as the indentures. The indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, our senior debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the form of senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “us” or “we” mean Carrizo Oil & Gas, Inc. only.

Provisions applicable to each indenture

General.  The indentures do not limit the amount of debt securities that may be issued under that indenture, and do not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms.  The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global debt securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of and any premium on the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	whether debt securities are entitled to a guarantee of any Subsidiary Guarantors;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of ours or any other entity;

•	with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets.  The indentures generally permit a consolidation or merger between us or any Subsidiary Guarantor and another entity. They also permit any Subsidiary Guarantor or us to sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets. We and any Subsidiary Guarantors have agreed, however, that we will not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any entity unless:

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•	if we or the Subsidiary Guarantor, as the case may be, are not the continuing entity, the resulting entity or transferee assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities.

Upon any such consolidation or merger in which we are not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving us, the resulting entity or transferee will be substituted for us under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, we will be released from the applicable indenture.

Events of Default.  Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest when due on that series of debt securities for 30 days;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to make any sinking fund payment when required for that series for 30 days;

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of each series of debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Carrizo Oil & Gas, Inc. or any Subsidiary Guarantor, if it is a guarantor with respect to that series of debt securities and it is a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X promulgated under the Securities Act;

•	specified events involving the guarantees; and

•	any other event of default provided for that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of:

•	with respect to debt securities of a series, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

•	with respect to all debt securities issued under the applicable indenture that are affected, conducting any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indentures require us to file each year with the trustee a written statement as to our compliance with the covenants contained in the applicable indenture.

Modification and Waiver.  Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of each series issued under that indenture that are affected by the amendment or supplement consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of the debt security or change its stated maturity;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus supplement will not be deemed to adversely affect any outstanding debt securities of that series issued in any material respect; and

•	to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance.  When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we and any Subsidiary Guarantors will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we and any Subsidiary Guarantors will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities and, if applicable, a Subsidiary Guarantor’s guarantee of the payments, will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law.  New York law will govern the indentures, the debt securities and the guarantees.

Trustee.  If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture contains limitations on the right of the trustee, if it becomes our creditor or, if applicable, a creditor of any Subsidiary Guarantor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us or, if applicable, any Subsidiary Guarantor. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer.  The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent.  Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in a prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices.  Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Replacement of Debt Securities.  We will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

Book-Entry Debt Securities.  The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions applicable solely to subordinated debt securities

Subordination.  Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as described below. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in a prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of ours, unless the debt states that it is not senior to the subordinated debt securities or our other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

Guarantee

The Subsidiary Guarantors may fully and unconditionally guarantee on an unsecured basis the full and prompt payment of the principal of and any premium and interest on the debt securities issued by us when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantee provides that in the event of a default in the payment of principal of or any premium or interest on a debt security, the holder of that debt security may institute legal proceedings directly against the applicable Subsidiary Guarantor to enforce the guarantee without first proceeding against us. If senior debt securities are so guaranteed, the guarantee will rank equally with all of the Subsidiary Guarantor’s other unsecured and unsubordinated debt from time to time outstanding and senior to any subordinated debt of the Subsidiary Guarantor. If subordinated debt securities are so guaranteed, the guarantee will be subordinated to all of the Subsidiary Guarantor’s other unsecured and unsubordinated debt from time to time outstanding.

The obligations of any Subsidiary Guarantor under the guarantee will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to any other contingent and fixed liabilities of the Subsidiary Guarantor.

The guarantee may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described above in “— Defeasance,” then any Subsidiary Guarantor will be released with respect to that series. Further, if no default has occurred and is continuing under the indentures, and to the extent not otherwise prohibited by the indentures, any Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money, except for any series of debt securities.

DESCRIPTION OF CAPITAL STOCK

The description of our capital stock in this section is a summary and is not intended to be complete. For a complete description of our capital stock, please read our amended and restated articles of incorporation and our amended and restated bylaws, which have been filed with the SEC.

General

Our authorized capital stock consists of (1) 40,000,000 shares of common stock, par value $0.01 per share, and (2) 10,000,000 shares of preferred stock, par value $0.01 per share. Approximately 30,628,724 shares of our common stock and no shares of preferred stock were outstanding as of May 1, 2008.

Our board of directors has approved a resolution to amend our amended and restated articles of incorporation to increase (1) the total number of shares of all classes of stock which the Company will have authority to issue from 50,000,000 to 100,000,000 and (2) the number of authorized shares of Common Stock from 40,000,000 to 90,000,000. This matter will be submitted to the vote of our shareholders at our 2008 annual meeting of shareholders.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters on which shareholders are permitted to vote. The holders of our common stock have no preemptive rights to purchase or subscribe for our securities, and our common stock is not convertible or subject to redemption by us.

Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of our common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time out of funds legally available for such payments and, if we are liquidated, dissolved or wound up, to a ratable share of any distribution to shareholders, after satisfaction of all our liabilities and the prior rights of any outstanding class of our preferred stock.

American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock. Our common stock is listed on the Nasdaq Global Select Market under the symbol “CRZO.”

Preferred Stock

Our board of directors has the authority, without shareholder approval, to issue shares of preferred stock in one or more series, and to fix the number and terms of each such series. We have no present plan to issue shares of preferred stock.

The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of us or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock, discourage an unsolicited acquisition proposal or make it more difficult for a third party to gain control of the Company. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of the stock. Our board of directors does not presently intend to seek shareholder approval prior to any issuance of currently authorized stock unless otherwise required by law or the rules of the Nasdaq Global Select Market.

Special Meetings

Our articles of incorporation provide that special meetings of our shareholders may be called only by the chairman of our board of directors, our president, a majority of our board of directors or by shareholders holding not less than 50% of our outstanding voting stock.

Voting

Our common stock does not have cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors.

Our articles of incorporation or Texas law requires the affirmative vote of holders of:

•	66 2/3% of the outstanding shares entitled to vote on the matter to approve any merger, consolidation or share exchange, any dissolution of the Company or certain dispositions of all or substantially all of our assets in which we do not continue to engage in a business or apply a portion of the consideration received in connection with the transaction to the conduct of a business in which we engage following the transaction; and

•	a majority of the outstanding shares entitled to vote on the matter to approve any amendment to our articles of incorporation or any other matter for which a shareholder vote is required by the Texas Business Corporation Act. If any class or series of shares is entitled to vote as a class with regard to these events, the vote required will be the affirmative vote of the holders of a majority of the outstanding shares within each class or series of shares entitled to vote thereon as a class and at least a majority of the outstanding shares of capital stock otherwise entitled to vote thereon.

Our bylaws provide that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify us and provide pertinent information at least 80 days before the meeting date, or within 10 days after public announcement pursuant to our bylaws of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance.

Our articles of incorporation and bylaws provide that no director may be removed from office except for cause and upon the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of our directors. The following events constitute “cause”:

•	the director has been convicted, or is granted immunity to testify where another has been convicted, of a felony;

•	the director has been found by a court or by the affirmative vote of a majority of all other directors to be grossly negligent or guilty of willful misconduct in the performance of duties to us;

•	the director is adjudicated mentally incompetent; or

•	the director has been found by a court or by the affirmative vote of a majority of all other directors to have breached his duty of loyalty to us or our shareholders or to have engaged in a transaction with us from which the director derived an improper personal benefit.

Business Combination Law

We are subject to Part Thirteen (the “Business Combination Law”) of the Texas Business Corporation Act. In general, the Business Combination Law prevents an “affiliated shareholder” or its affiliates or associates from entering into or engaging in a “business combination” with an “issuing public corporation” during the three-year period immediately following the affiliated shareholder’s acquisition of shares unless:

•	before the date the person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares made by the affiliated shareholder on that date; or

•	not less than six months after the date the person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates.

For the purposes of the Business Combination Law, an “affiliated shareholder” is defined generally as a person who is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation’s outstanding voting shares. A “business combination” is defined generally to include:

•	mergers or share exchanges;

•	dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock representing 10% or more of the earning power or net income of the corporation;

•	certain issuances or transaction by the corporation that would increase the affiliated shareholder’s number of shares of the corporation;

•	certain liquidations or dissolutions; and

•	the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation.

An “issuing public corporation” is defined generally as a Texas corporation with 100 or more shareholders, any voting shares registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any voting shares qualified for trading in a national market system.

The Business Combination Law does not apply to a business combination of an issuing public corporation that elects not be governed thereby through either its original articles of incorporation or bylaws or by an amendment thereof. Our articles of incorporation and bylaws do not so provide, nor do we currently intend to make any such amendments.

In discharging the duties of a director under Texas law, a director, in considering the best interests of the Company, may consider the long-term as well as the short-term interests of the Company and our shareholders, including the possibility that those interests may be best served by our continued independence.

Limitation of Director Liability and Indemnification Arrangements

Our articles of incorporation contain a provision that limits the liability of our directors as permitted by the Texas Business Corporation Act. The provision eliminates the personal liability of a director to us and our shareholders for monetary damages for an act or omission in the director’s capacity as a director. The provision does not change the liability of a director for breach of his duty of loyalty to us or to our shareholders, for an act or omission not in good faith that involves intentional misconduct or a knowing violation of law, for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to our articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

Our bylaws provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Corporation Act. We have also entered into indemnification agreements with each of our directors and some of our officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. In addition, we have purchased directors’, and officers’ liability insurance policies for our directors and officers in the future. Our bylaws and these agreements with directors and officers provide for indemnification for amounts:

•	in respect of the deductibles for these insurance policies;

•	that exceed the liability limits of our insurance policies; and

•	that are available, were available or become available to us or are generally available to companies comparable to us but which our officers or directors determine is inadvisable for us to purchase, given the cost.

Such indemnification may be made even though our directors and officer would not otherwise be entitled to indemnification under other provisions of our bylaws or these agreements.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt securities, common stock, preferred stock, rights or other securities of the Company or any other entity or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information:

•	the terms of the offering;

•	the names of any underwriters or agents;

•	the purchase price of the securities from us and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	the initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.

We or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

The third parties in any of the sale transactions described above will be underwriters and will be identified in the applicable prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or perform services for us in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

LEGAL MATTERS

The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas, our outside counsel. Certain other legal matters in connection with any offering of the securities will be passed upon for us by Gerald A. Morton, our General Counsel and Vice President — Business Development. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel, which will be named in the related prospectus supplement.

EXPERTS

Our consolidated financial statements for the years ended December 31, 2005, 2006 and 2007 and, with respect to the years ended December 31, 2005 and 2006, management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control of Financial Reporting) as of December 31, 2005 and 2006, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference in this prospectus and registration statement, have been audited by Pannell Kerr Forster of Texas, P.C., independent registered public accounting firm, to the extent indicated in their reports thereon also incorporated by reference. Such consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting have been so incorporated herein by reference in reliance on such reports given on the authority of said firm as experts in accounting and auditing.

The letter reports of Ryder Scott Company, Fairchild & Wells, Inc. and LaRoche Petroleum Consultants, Ltd., each independent consulting petroleum engineers, and certain information with respect to our oil and gas reserves derived from such reports and certain information with respect to our oil and gas reserves derived from the reports of DeGolyer and MacNaughton, independent consulting petroleum engineers, have been incorporated by reference into this prospectus upon the authority of each such firm as experts with respect to such matters covered in such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this registration statement and any other documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www.crzo.net. Copies of these reports, proxy statements and other information concerning us can also be inspected at the offices of the Nasdaq Stock Market, Inc., which are located at 1735 K Street N.W., Washington, D.C. 20006. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

This prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus or any prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of or incorporated by reference into the registration statement.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is incorporated by reference in this prospectus modifies or superseded the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. We incorporate by reference the documents listed below and future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference) after the effectiveness of this registration statement and until the termination of offerings under this prospectus:

•	our annual report on Form 10-K for the year ended December 31, 2007;

•	our current reports on Form 8-K filed on January 3, 2008, January 31, 2008, February 11, 2008 (excluding Item 2.02 and the related exhibit), February 14, 2008 (excluding Item 7.01 and the related exhibit) and May 21, 2008 (excluding Item 7.01 and the related exhibit);

•	our quarterly report on Form 10-Q for the quarter ended March 31, 2008, as amended by our quarterly report on Form 10-Q/A for the quarter ended March 31, 2008; and

•	the description of our common stock in our Registration Statement on Form 8-A (Registration No. 000-22915) filed on July 31, 1997.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Carrizo Oil & Gas, Inc.
Attention: Investor Relations
1000 Louisiana Street, Suite 1500
Houston, Texas 77002
(713) 328-1000.

$275,000,000
  % Convertible Senior Notes
due 2028

Carrizo Oil & Gas, Inc.

Credit Suisse

RBC Capital Markets

JPMorgan

UBS Investment Bank

PROSPECTUS SUPPLEMENT

          , 2008